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Exhibit 10.1:
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                    Asset Sale and Purchase Agreement between C. H. Heist Corp.
                    and Onyx Industrial Services, Inc.
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                        ASSET SALE AND PURCHASE AGREEMENT






                                C.H. HEIST CORP.

                                       AND

                         ONYX INDUSTRIAL SERVICES, INC.





                          DATED AS OF JANUARY 21, 2000













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                        ASSET SALE AND PURCHASE AGREEMENT

         THIS ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") is made and entered into on January 21, 2000, by C.H. Heist Corp., a New York corporation ("Seller"), and Onyx Industrial Services, Inc., a Delaware corporation ("Buyer").

         WHEREAS, Seller owns and operates an industrial cleaning and maintenance business in the continental United States (such business, excluding the business and operations conducted by means of the Excluded U.S. Assets, being referred to herein as the "U.S. Business"), and owns and operates the Canadian subsidiary C.H. Heist, Ltd. ("Heist Canada"), which owns and operates an industrial cleaning and maintenance business in Canada (the "Canadian Business");

         WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase from Seller, upon the terms and subject to the conditions set forth in this Agreement, substantially all of the assets of Seller used in the U.S. Business (excluding, however, any assets of the insulation business conducted by Seller) and all of the outstanding capital stock of Heist Canada (the "Heist Canada Stock");

         WHEREAS, Seller desires to assign to Buyer and Buyer desires to assume from Seller certain liabilities related to the U.S. Business (excluding, however, any liabilities of the insulation business conducted by Seller) upon the terms and subject to the conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein contained, the parties hereby agree as follows:

                                    ARTICLE I
                                Sale and Purchase

         1.1 Heist Canada Stock. On the terms and subject to the conditions of this Agreement, at a closing to be held as set forth in Article III hereof (the "Closing"), Seller shall sell, transfer and deliver to Buyer (or any subsidiary or affiliate of Buyer that Buyer shall designate), and Buyer (or any subsidiary or affiliate of Buyer that buyer has designated) shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the Heist Canada Stock.

         1.2 U.S. Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer (or any subsidiary or affiliate of Buyer that Buyer shall designate), and Buyer (or any subsidiary or affiliate of Buyer that Buyer has designated) shall purchase and acquire from Seller, all of Seller's right, title and interest in and to the assets used or useful in the U.S. Business, except the Excluded U.S. Assets (as defined in Section 1.3), including without limitation those rights, properties, assets and interests so used or useful and described below or included in the Combined August Balance Sheet (as defined in Section 2.5 hereof) (all rights, properties, assets and interests to be sold to Buyer hereunder are hereinafter collectively referred to as the "U.S. Assets"):

                  1.2.1 Leased Property. Subject to Section 1.4, and except for leases included in the Excluded U.S. Assets, all leases in effect on the Closing Date relating to real property ("U.S. Real

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Property Leases") or tangible personal property (the "U.S. Personal Property
Leases") used in the U.S. Business and leased by Seller from any person (collectively, the "U.S. Leases").

                  1.2.2 Services in Progress. All services in progress as of the Closing Date (the "Services in Progress").

                  1.2.3 Inventory. All inventory as of the Closing Date (the "Inventory").

                  1.2.4 Contracts. Subject to Section 1.4, all contracts, agreements, sale and purchase orders, outstanding bids and proposals and other agreements and commitments (in addition to the U.S. Leases) in effect as of the Closing Date, including all contracts for the provision of industrial maintenance and cleaning services, the collective bargaining agreements identified in Schedule 2.3.3 and all confidentiality agreements entered into by Broker (as defined in Section 5.23) on behalf of Seller with third parties (the "U.S. Contracts").

                  1.2.5 Governmental Licenses, Permits and Approvals. To the extent assignable, all licenses, permits, certifications, qualifications, authorizations and approvals in effect on the Closing Date issued or granted by any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency (the "U.S. Permits").

                  1.2.6 Intellectual Property. All internet domain name registrations, URL's, domestic and foreign patent applications, trademarks, copyrights, trademark and copyright registrations, trade names, slogans, logos, and applications for registration of such trademarks and copyrights, all as in effect on the Closing Date (together with any renewals, modifications and extensions thereof) (the "U.S. and Foreign Intellectual Property").

                  1.2.7 Names; Numbers. The names "C.H. Heist Corp." and "C.H. Heist, Ltd." and all derivations thereof, and all related names, marks, logos, abbreviations, symbols and designs except the American Stock Exchange symbol "HST" (collectively, the "Names"); and all telephone numbers and post office box numbers.

                  1.2.8  Records. All documents and records (the "Records");

                  1.2.9 Prepaid Expenses . All prepaid expenses, deposits and other prepayments as of the Closing Date to the extent not included in, or related to an asset included in, the Excluded U.S. Assets (the "Prepaid Expenses").

                  1.2.10 Accounts Receivable. All accounts receivable as of the Closing Date (the "U.S. Accounts Receivable").

                  1.2.11 Goodwill. All goodwill and other intangible assets, including all goodwill associated with the U.S. and Foreign Intellectual Property (the "Goodwill").

                  1.2.12 Real Property. All real property (including land, buildings, fixtures and other improvements) owned by Seller and used in the U.S. Business as of the Closing Date to the extent not included in the Excluded U.S. Assets (the "U.S. Real Property").

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                  1.2.13 Equipment. All machinery, equipment, parts, tools,
supplies, motor vehicles, other mobile equipment, computers, office furniture and fixtures as of the Closing Date (the "Equipment").

                  1.2.14 Leasehold Improvements. All leasehold improvements as of the Closing Date to the extent not included in the Excluded U.S. Assets (the "Leasehold Improvements").

                  1.2.15 Other. All other assets other than the Excluded U.S. Assets.

         1.3 Excluded U.S. Assets. Notwithstanding anything to the contrary contained herein, the following rights, properties, assets and interests used or useful in the U.S. Business (collectively, the "Excluded U.S. Assets") shall be retained by Seller and shall not be sold, transferred or assigned to Buyer:

                  1.3.1 Ordinary Course of Business Dispositions. All rights, properties, assets and interests, whether or not listed in any Schedule to this Agreement, that are sold, transferred, assigned, consumed, collected or disposed of by Seller from and after the date of this Agreement and prior to the Closing Date in transactions expressly permitted under Section 6.1(c) of this Agreement.

                  1.3.2 Tax Repayments and Claims. All claims of Seller for refunds or credits with respect to, and prepaid items relating to, all Taxes (as defined in Section 5.10) for which Seller is liable hereunder or by operation of law.

                  1.3.3 Certain Records. The corporate minute books and records, stock books and ledgers, and corporate seals of Seller, and all books, records and returns of Seller relating to any and all Taxes, the Excluded U.S. Assets and the Excluded Liabilities (as defined in Section 2.4), and any worksheets, notes, files or documents primarily related thereto, wherever located.

                  1.3.4 Insurance Policies and Claims. All insurance policies, bonds and reserves of Seller as of the Closing Date and all rights of Seller under such policies including, without limitation, any insurance claims, insurance refunds or insurance proceeds arising from or relating to the operation of the U.S. Business after the date hereof and prior to the Closing Date.

                  1.3.5 Other Excluded U.S. Assets. The assets, properties and leases listed in Schedule 1.3.5 (the "Other Excluded U.S. Assets"). Certain financial information as of November 21, 1999 relating to certain of the Other Excluded U.S. Assets is included in Schedule 1.3.5.

                  1.3.6 Insulation Business. All assets of Seller used or useful in its commercial insulation business (the "Insulation Business").

                  1.3.7 Leased Properties. Seller's leasehold interest in, and the lease pertaining to, each of the following: the real property leased by Seller and located at 51 South Main Avenue, Clearwater, Florida 33765; the real property leased by Seller designated as Building No. 1 and located at 51 Anderson Road, Buffalo, New York 14225 and the real property leased by Seller designated as Building No. 4 and located at 71 Anderson Road, Buffalo, New York 14225; the real property leased by Seller and

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located at 3804 Cedar Point Road, Oregon, Ohio 34616; and the real property leased by Seller and located at 810 North Belcher Road, Clearwater, Florida 33765 (collectively, the "Excluded Leased Properties").

                  1.3.8 Leasehold Improvements.. The leasehold improvements located at the Excluded Leased Properties and 810 North Belcher Road, Clearwater, Florida 33765.

                  1.3.9  American Stock Exchange Symbol. The symbol "HST."

         1.4 Consent of Third Parties. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any U.S. Contract (as defined herein) or U.S. Personal Property Lease or U.S. Real Property Lease (each as defined herein) or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way materially adversely affect the rights of Buyer thereunder. Seller will use commercially reasonable efforts to obtain the consent of the other parties to any such contract or lease for the assignment thereof to Buyer. Buyer shall cooperate with Seller to obtain all necessary consents. If any consent is not obtained prior to the Closing and an attempted assignment thereof would be ineffective or would, in the judgment of Buyer, materially adversely affect the rights of Buyer thereunder, Seller will make commercially reasonable efforts to achieve a mutually agreeable arrangement, including subcontracting, sublicensing or subleasing to Buyer, under which Buyer will obtain the benefits and assume the obligations thereunder or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations to the same extent as if each such obligation would have constituted a liability assumed hereunder, any and all rights of Seller against a third party thereto. Nothing in this Section shall limit Buyer's rights under Section 8.2(d) in the event that any required consent is not obtained.

         1.5 Subsidiary Stock. It is expressly understood and agreed that Seller is retaining, and Buyer is not acquiring, any shares of the outstanding capital stock of the following direct or indirect subsidiaries of Seller: Ablest Service Corporation, a Delaware corporation; PLP Corp., an Alabama corporation; and Milestone Technologies, Inc., an Arizona corporation (the "Retained Subsidiaries"). It is further understood and agreed that Seller is retaining, and Buyer is not assuming, any debt, liability or obligation arising out of the operation of the Retained Subsidiaries.

         1.6 Industrial Maintenance Business. The U.S. Business and the Canadian Business are collectively referred to herein as the "Industrial Maintenance Business".

         1.7 DuPont Extension. Seller has obtained from E. I. du Pont de Nemours and Company ("DuPont") an extension through March 31, 2001, of the term of that certain Master Service Contract dated April 1, 1997, between Seller and DuPont (the "Extended Master Service Contract"). Seller has provided Buyer with a copy of the Extended Master Service Contract. Seller shall use its best efforts to obtain on or prior to the Closing Date DuPont's consent in writing to the assignment to Buyer of the Extended Master Service Contract.

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                                   ARTICLE II
                                  Consideration

         2.1 Consideration and Method of Payment. In consideration of the sale, conveyance, assignment and transfer of the Heist Canada Stock and the U.S Assets and the other undertakings of Seller in this Agreement:

                  (a) Subject to Section 8.2(d)(ii): (i) if the assignment to Buyer of the DuPont Extended Master Service Contract is effectuated on or before the Closing Date, Buyer shall pay to Seller the sum of $20,000,000 ("cash portion") by wire transfer of immediately available funds in accordance with Seller's instructions delivered to Buyer prior to the Closing ("Wire Transfer"), or (ii) if the assignment of the DuPont Extended Master Service Contract is not effectuated on or before the Closing Date, Buyer shall pay to seller the sum of $14,000,000 by Wire Transfer and deposit in escrow to be held and disbursed pursuant to the escrow agreement attached hereto as Exhibit A (the "Escrow Agreement") the sum of $6,000,000 by Wire Transfer; and

                  (b) Buyer shall assume the U.S. Assumed Liabilities, as defined and provided in Section 2.3, and pay and perform them in accordance with their terms.

                  (c) If the C&K Contract (as defined herein) is terminated by C&K prior to or on the Closing Date, the cash portion of the Purchase Price shall be reduced by $300,000.

The payments and assumption to be made as provided for in this Section 2.1 are collectively referred to as the "Purchase Price".

         2.2 Purchase Price Allocation; Section 338 Election. No less than $7,500,000 and no more than $10,000,000 of the cash portion of the Purchase Price will be allocated to the purchase of the Heist Canada Stock (the "Canada Portion") and the remainder of the cash portion and the balance of the Purchase Price will be allocated to the purchase of the U.S. Assets (the "U.S. Portion"). The U.S. Portion will be allocated among the U.S. Assets as mutually agreed by Seller and Buyer on or prior to the Closing. Buyer and Seller will, not later than 90 days after the Closing, execute and cause to be filed their respective Forms 8594 under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") reflecting the allocation of the U.S. Portion as agreed upon by Seller and Buyer. The Canada Portion will be allocated among the assets of Heist Canada as mutually agreed to by Seller and Buyer prior to the Closing. Seller and Buyer will prepare, exchange with one another and timely file with the applicable taxing authorities completed copies of Internal Revenue Service Form 8023-A and all required schedules thereto, executed by Seller and Buyer, as soon as practicable after the Closing Date but in no event later than the applicable due date. Buyer may make an election under Section 338 (and any corresponding provisions of applicable local, state or foreign law) with respect to Buyer's purchase of the Heist Canada Stock (the "Section 338 Election") and, if Buyer elects to make a Section 338 Election, Seller agrees that, to the extent required by applicable law, it will provide reasonable assistance with respect to the Section 338 Election.

         2.3 U.S. Assumed Liabilities. Buyer shall assume on the Closing Date all of the following liabilities, contracts, leases, permits, and collective bargaining agreements attributable to the U.S. Business, and thereafter shall promptly pay, perform and fully satisfy as and when due all of the aforesaid, including all liabilities and obligations of Seller, whether known, unknown, fixed or contingent arising under such

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contracts, leases, permits and collective bargaining agreements on and after the
Closing Date (collectively, the "U.S. Assumed Liabilities"):

                  2.3.1 Assumed Contract, Lease and Permit Liabilities. All U.S. Contracts, U.S. Leases, and U.S. Permits, including all liabilities and obligations arising thereunder on and after the Closing Date.

                  2.3.2 Certain Liabilities. Except as provided in Section 7.3, all accounts payable, accrued wages, related payroll taxes, accrued real estate taxes, and accrued personal property taxes payable on or after the Closing Date as shown on the Combined Closing Balance Sheet (as defined in Section 2.5).

                  2.3.3 Certain Collective Bargaining Agreements. The collective bargaining agreements identified on Schedule 2.3.3 (the "Assumed U.S. Collective Bargaining Agreements"), including all liabilities and obligations arising thereunder on and after the Closing Date.

         2.4 Excluded Liabilities. Seller shall retain and shall promptly pay, perform and fully satisfy as and when due (i) all liabilities and obligations as of the Closing Date (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) directly or indirectly arising out of or relating to the conduct of the U.S. Business or the operation, ownership, possession, occupancy or use of the U.S. Assets prior to the Closing, other than the U.S. Assumed Liabilities, and (ii) all liabilities and obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) directly or indirectly arising out of or related to the Insulation Business, the Retained Subsidiaries or any other operations of the Seller other than the U.S. Assumed Liabilities (collectively, the "Excluded Liabilities").

         2.5   Post-Closing Net Worth Adjustment.

                  (a) "Combined Net Worth" as of any particular date referred to in this Section 2.5 shall mean an amount equal to the book value of the total assets being acquired hereunder minus total liabilities being assumed under
Section 2.3.2 hereof as reflected on the combined balance sheet of the U.S. Business and the Canadian Business as of such date (the "Combined Balance Sheet").

                  (b) "August 22 Net Worth" shall mean the Combined Net Worth as of August 22, 1999, as reflected in the Combined Balance Sheet dated August 22, 1999, attached (with accrued expense detail included) as Schedule 2.5(b) (the "Combined August Balance Sheet").

                  (c) No later than thirty (30) days following the Closing Date, Buyer shall notify Seller in writing of its determination (the "Buyer Determination") of the Combined Net Worth as of the opening of business on the Closing Date (the "Final Combined Net Worth") and shall set forth in reasonable detail the basis for such determination and provide Seller with a Combined Balance Sheet as of the Closing Date (with accrued expense detail) (the "Combined Closing Balance Sheet") reflecting the Buyer Determination. If the audit of the Canadian CAD and NEER amounts (the "Audit") is not settled and all amounts owing as a result of the Audit are not paid in full on or before the Closing Date, the Canadian CAD and NEER Workers' Compensation amounts shall be fully accrued (the "WC Accrual") on the Combined Closing Balance Sheet compiled for determining Final Combined Net Worth. Buyer will provide Seller and its representatives, at Seller's sole cost, expense and risk, with access during normal business hours to Buyer's personnel, books and records to assist Seller in the review of the Buyer Determination. If Buyer utilizes the

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services of its firm of independent certified public accountants in connection with the Buyer Determination, it shall use reasonable best efforts to cause such firm of independent certified public accountants to (i) deliver to Seller all workpapers and other books and records utilized by such firm of independent certified public accountants in preparing, or assisting, as the case may be, to prepare, the Buyer Determination, and (ii) make available to Seller the appropriate personnel involved in the preparation of the Buyer Determination. Seller shall notify Buyer in writing (the "Dispute Notice") within thirty (30) days after receiving the Buyer Determination, if Seller disagrees with Buyer's calculation of Final Combined Net Worth, which notice shall set forth in reasonable detail the basis for such dispute and the dollar amounts involved and Seller's good faith estimate of Final Combined Net Worth. If no Dispute Notice is received by Buyer within such thirty (30) day period, then Buyer's determination of Final Combined Net Worth as set forth in the Buyer Determination shall be final and binding upon the parties.

                  (d) If Seller delivers a Dispute Notice, the parties shall negotiate in good faith to resolve any disagreement with respect thereto. To the extent they are unable to agree within twenty (20) days after Seller notifies Buyer of a disagreement with respect thereto, they shall select a mutually acceptable national accounting firm with no material relationship to either of them and submit their dispute to such accounting firm for binding resolution. The cost of such accounting firm shall be paid one half by Seller and one half by Buyer.

                  (e) Upon determination of Final Combined Net Worth in accordance herewith, Buyer or Seller, as the case may be, will make the appropriate adjusting payment to the other within five (5) business days of such determination as follows:

                           (i) Buyer shall pay Seller the excess of Final
Combined Net Worth over August 22 Net Worth, if there is any such excess; or

                           (ii) Seller shall pay Buyer the excess of August 22
Net Worth over Final Combined Net Worth, if there is any such excess.


                  (f) Schedule 2.5(f) sets forth a hypothetical post-closing net worth adjustment as of November 21, 1999, illustrating the application of the foregoing provisions to be used after the Closing.

         2.6 Uncollected Accounts Receivable. All Final Accounts Receivable (as defined in Section 5.24) not collected by Buyer within the 180-day period following the Closing Date shall be reassigned by Buyer to Seller in return for Seller's payment to Buyer of the face amount of such Final Accounts Receivable.

         2.7 WC Accrual. If the WC Accrual (if any) proves to be deficient or excessive, then the amount of the deficiency or excess shall be paid by Seller to Buyer, or vice versa, as the case may be, within thirty days of payment by Heist Canada of all amounts owing as a result of completion of the Audit.

         2.8 Cash on Hand. On the Closing Date, Buyer shall pay to Seller an amount in U.S. dollars equal to the U.S. dollar equivalency of the amount of cash on hand at Heist Canada.

                                   ARTICLE III
                                     Closing

         3.1 Closing. The Closing shall take place at 10:00 a.m., Cleveland, Ohio time, at the offices of Baker & Hostetler LLP, 3200 National City Center, Cleveland, Ohio 44114 (the "B&H Office"), on the third business day following the date on which the last remaining condition set forth in Article VIII that is not otherwise to be satisfied on the Closing Date has been satisfied or waived, or at such other time and place as the parties hereto agree upon in writing (the "Closing Date"). The Closing and all transactions consummated at the Closing shall be deemed to have been effective as of 12:01 a.m., Cleveland, Ohio time on the Closing Date. At the Closing, no transaction shall be deemed to have been completed and no document, instrument or certificate shall be deemed to have been delivered until all deliveries referred to in Section 3.2 have been made.

         3.2   Deliveries.

                  (a) At the Closing, Seller will deliver to Buyer the following:

                           (i) An instrument or instruments of assignment and
assumption of contracts, substantially in the form attached as Exhibit B, assigning to Buyer all of Seller's right, title and interest in and to the U.S. Contracts and the U.S. Leases accompanied by such written consents of the other parties thereto necessary in order to assign all of Seller's rights thereunder to Buyer (except where Buyer has waived in writing this delivery requirement and except that, notwithstanding anything to the contrary in Section 1.4, no consent shall be required with respect to the U.S. Contract listed as item 11 in
Schedule 5.3 hereto (the "C&K Contract")); provided however, that in any particular case no such consent shall be required, whether material or not, if the circumstances described in Section 1.4 hereof prevail and Seller is able to achieve any mutually agreeable arrangement (as described in Section 1.4) with respect to the U.S. Contract in question.

                           (ii) A bill of sale substantially in the form
attached hereto as Exhibit C selling, transferring and assigning to Buyer good and valid title to the U.S. Assets (other than the U.S. Real Property), free and clear of liens, claims, security interests and encumbrances, except interests of lessors under the U.S. Leases;

                           (iii) A receipt for the cash portion of the Purchase
Price received by Seller;

                           (iv) certificates of the Secretary of Seller
certifying as to its charter, bylaws, authorizing resolutions and recent good standing certificate and the incumbency of each person executing this Agreement and any document at the Closing on its behalf;

                           (v) such patent, trademark and copyright assignments
as are necessary to transfer the U.S. and Foreign Intellectual Property and the Heist Canada Intellectual Property (as hereinafter defined) to Buyer;

                           (vi) such motor vehicle title certificates as are
necessary to transfer to Buyer any motor vehicles or mobile equipment included in the U.S. Assets;

                           (vii) special or limited warranty deeds pursuant to
which Seller shall convey to Buyer at the Closing its interest in the U.S. Real Property, free and clear of liens, claims, security interests and encumbrances, but subject to the U.S. Permitted Encumbrances (as defined in Section 5.16(a) hereof), and such other documents reasonably required by the title company to effect the conveyance to Buyer of good and marketable title in the U.S. Real Property and to insure such title without exception for "standard exceptions" other than survey exceptions;

                           (viii) assignments of lease (in recordable form if so
requested by Buyer) for each U.S. Real Property Lease, pursuant to which Seller shall convey to Buyer at the Closing good and valid leasehold title in the property leased under any such U.S. Real Property Lease, free and clear of liens, claims, security interests and encumbrances, but subject to U.S. Permitted Encumbrances;

                           (ix) Landlord consents to assignment of leases and/or
estoppel certificates in substantially the form attached hereto as Exhibit D;

                           (x) any other consents required under any material
contracts, leases or agreements to which Heist Canada is a party and which require the consent of any other party thereto to the transactions contemplated by this Agreement;

                           (xi) a stock certificate or certificates for the
Heist Canada Stock duly endorsed for transfer by Seller to Buyer or accompanied by stock powers so endorsed; and

                           (xii) a Section 116 certificate under the Income Tax
Act of Canada in respect of the Heist Canada Stock with a certificate limit in the proper amount;

                           (xiii) resignations of each of the directors and
officers of Heist Canada and releases therefrom in favor of Heist Canada in a form satisfactory to Buyer;

                           (xiv) the minute books, seals and complete corporate
records of Heist Canada and, where available, its predecessor corporations;

                           (xv) each of the other documents and instruments
required to be delivered by it under the terms of this Agreement, including the Escrow Agreement, if any portion of the Purchase Price is required to be placed in escrow pursuant hereto, in such form as is appropriate in the event Seller is unable to obtain consents to assign to Buyer one or more of the Extended Master Services Contract, the C&K Contract or the General Contracts.

                  (b) At the Closing, Buyer will deliver to Seller (or the escrow agent under the Escrow Agreement (the "Escrow Agent"), as the case may
be) the following:

                           (i) the Purchase Price in the manner required by
Section 2.1(a)(i) or (a)(ii), and Section 8.2(d)(ii), as applicable;

                           (ii) an instrument of assumption of liabilities
substantially in the form attached as Exhibit C, covering the U.S. Assumed Liabilities;

                           (iii) a certificate of the Secretary of Buyer
certifying as to its charter, bylaws, authorizing resolutions and recent good standing certificate and the incumbency of each person executing this Agreement and any document at the Closing on its behalf; and

                           (iv) each of the other documents and instruments
required to be delivered by it under the terms of this Agreement.


                                   ARTICLE IV
                     Representations and Warranties of Buyer

         Buyer hereby represents and warrants to Seller that:

         4.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder, consummate the transactions contemplated hereby and conduct the U.S. Business and own the Heist Canada Stock after the Closing.

         4.2 Authorization. All necessary corporate action has been taken by Buyer with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes the valid and binding obligation of Buyer enforceable against it in accordance with its terms.

         4.3 Consents and Approvals; No Violations. Except for such filings, permits, authorizations, notices, rulings, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and the Canadian Competition Act and the Investment Canada Act (together, the "Canadian Acts") and as may be necessary as a result of any facts or circumstances relating solely to Seller, neither the execution, delivery or performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby nor compliance by Buyer with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of Buyer, (ii) require any filing by Buyer with, or permit, authorization, consent or approval to be obtained by Buyer from, any governmental entity (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any contract to which Buyer is a party or by which it or any of its properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Buyer, except, in the case of clause (ii), (iii) or (iv), for failures to file or obtain, or violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer hereby acknowledges that it will be required to provide a notice of its acquisition of the Heist Canada Stock to the Director of Investment under the Investment Canada Act either before or after consummation of the transactions contemplated hereby.

         4.4 Litigation. There is no suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer before any governmental entity which, individually or in the aggregate, might reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is not subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, might reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         4.5 No Violation of Law. Buyer is not in violation of or, to the knowledge of Buyer, under investigation with respect to or been given notice or been charged by any governmental entity with any violation of, any law, statute, order, rule, regulation or judgment of any governmental entity, except for violations which, in the aggregate, do not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby. Buyer has all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted, except for any such permits, licenses, franchises or other governmental authorizations, consents and approvals of which the failure of Buyer to have would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

         4.6 Brokers and Finders. Buyer has not employed any broker, finder or agent, or incurred any liability for brokerage fees, in connection with the transactions contemplated hereby.

                                    ARTICLE V
                    Representations and Warranties of Seller

         Seller hereby represents and warrants to Buyer that:

         5.1   Corporate Matters.

                  (a) Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of New York and has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals necessary to own the U.S. Assets and the Heist Canada Stock and conduct the U.S. Business as presently conducted.

                  (b) Heist Canada. Heist Canada is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada and has all requisite corporate power and authority and all governmental licenses, authorizations, consents and approvals necessary to conduct the Canadian Business as presently conducted. Heist Canada is not qualified to do business as a foreign corporation in any jurisdiction other than the Province of Quebec, Canada, and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction. Heist Canada has no subsidiaries and holds no direct or indirect beneficial interest in any corporation, partnership, joint venture, limited liability company or other entity or enterprise. The authorized capital stock of Heist Canada consists solely of 40,000 shares of common stock, no par value, of which 9,411 are issued and outstanding. The Heist Canada Stock constitutes all of the issued and outstanding shares of Heist Canada. The Heist Canada Stock is validly authorized and issued, fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings or other commitments or rights of any type relating to the issuance, sale or transfer by Seller or Heist Canada of any securities of Heist Canada to which Seller or Heist Canada is a party or by which either of them is bound. There are no outstanding securities which are convertible into or exchangeable for any shares of capital stock of Heist Canada. Heist Canada has no obligation of any kind to issue any additional securities or to repurchase, redeem or otherwise acquire any of the Heist Canada Stock. Heist Canada is a "private corporation" for the purposes of the Securities Act (Ontario) and is not subject to any laws applicable to a corporation offering its securities to the public which would require Seller to obtain consents or make filings or which would otherwise affect the transactions contemplated hereby under or pursuant to such laws.

         5.2 Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Except for obtaining approval of its stockholders, all necessary corporate action has been taken by Seller with respect to the execution and delivery of this Agreement and the performance of its obligations hereunder, and this Agreement constitutes the valid and binding obligation of Seller enforceable against it in accordance with its terms.

         5.3   Consents and Approvals; No Violations. Except (a) as set forth in
Schedule 5.3, and (b) for filings, permits, authorizations, notices, rulings, consents and approvals required under the HSR Act, the Canadian Acts, and the Canadian Income Tax Act, and (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer, none of the execution, delivery or performance of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and compliance by Seller with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the charter or bylaws of Seller or Heist Canada, (ii) require any filing by Seller or Heist Canada with, or any permit, authorization, consent or approval to be obtained by Seller or Heist Canada of, any governmental entity,
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any of the Contracts (as hereinafter defined) or the U.S. Leases, the Heist Canada Real Property Leases or the Heist Canada Personal Property Leases or result in the creation of any lien upon any of the U.S. Assets, the Heist Canada Assets or on the Heist Canada Stock, or (iv) violate any order, writ, injunction, decree, statute, ordinance, rule or regulation applicable to Seller or to Heist Canada.

         5.4   Assets.

                  (a) U.S. Business Assets. Except for the Excluded U.S. Assets, the U.S. Assets include all of the assets, properties and rights of every type and description, real, personal and mixed, tangible and intangible, that are owned, leased or licensed by Seller and used in the conduct of the U.S. Business. The U.S. Assets include all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the U.S. Business as presently conducted. Each tangible U.S. Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purpose or purposes for which it is presently used. Schedule 5.4(a) contains a list of the U.S. Assets material to and used in the U.S. Business as of November 21, 1999, that are of the type known as fixed assets.

                  (b) Canadian Business Assets. Heist Canada owns, leases, or licenses all assets, properties and rights necessary for the conduct of the Canadian Business as presently conducted (the "Heist Canada Assets"). Each tangible asset of Heist Canada has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purpose or purposes for which it is presently used. Schedule 5.4(b) contains a list of the Heist Canada Assets material to and used in the Canadian Business as of November 21, 1999, that are of the type known as fixed assets. No other party has the right to acquire or to use the Heist Canada Assets, whether by lease, license or otherwise.

         5.5 Combined Financial Statements. The unaudited combined balance sheet of the U.S. Business and the Canadian Business, as at December 27, 1998 (the "1998 Balance Sheet"), and the related unaudited combined statement of income of the U.S. Business and the Canadian Business for the fiscal year ended on such date (the "1998 Income Statement"), and the unaudited interim combined balance sheet of the U.S. Business and the Canadian Business as at September 26, 1999 (the "Interim Balance Sheet"), and the related unaudited interim combined statement of income of the U.S. Business and the Canadian Business for the thirteen week period ended September 26, 1999 (the "Interim Income Statement"), each of which has been delivered to Buyer in its entirety, have been prepared in accordance with generally accepted accounting principles (except as set forth in the notes thereto), consistently applied, and from and in accordance with the accounting records of Seller, and present fairly the combined financial position of the U.S. Business and the Canadian Business taken as a whole as at such dates and the results of operations thereof for the periods then ended (subject to normal year-end adjustments in the case of the Interim Balance Sheet and the Interim Income Statement, none of which will be material in amount) (all of the aforesaid, collectively, the "Financial Statements"). The Financial Statements exclude the assets and liabilities and results of operations of the Insulation Business and the Retained Subsidiaries.

         5.6 Litigation. Except as set forth in Schedule 5.6, there is no claim, fine, demand, suit, action, proceeding, charge of discrimination, unfair labor practice or complaint, grievance, arbitration, citation, complaint, consent decree, conciliation agreement, settlement agreement or investigation relating to the Industrial Maintenance Business or pending against Seller or Heist Canada or, to the knowledge of Seller, threatened against Seller or Heist Canada before any governmental entity. Except as set forth in Schedule 5.6, Seller is not subject to any outstanding order, writ, injunction or decree.

         5.7   Employee Benefits.

                  (a)    U.S. Employee Benefits.

                           (i) Schedule 5.7(a) contains a list of all "employee
benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other material benefit plans, programs, agreements and arrangements that are sponsored, maintained by or contributed to by Seller or any ERISA Affiliate (as defined below) as of the date of this Agreement (collectively, the "U.S. Benefit Plans") and cover employees of Seller employed in or reasonably assigned to the U.S. Business as of the date of this Agreement (the "U.S. Employees").

                           (ii) All U.S. Benefit Plans sponsored and maintained
by Seller are in compliance with their terms and with ERISA, the Code, and all other applicable laws in all material respects. Each U.S. Benefit Plan sponsored and maintained by Seller which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "U.S. Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (or a comparable opinion letter) from the Internal Revenue Service, and Seller is not aware of any circumstances likely to result in revocation of any such favorable determination letter or opinion letter. Except as set forth in Schedule 5.7(a)(ii) hereof, neither Seller nor any ERISA Affiliate (as defined below) has contributed or been required to contribute to any U.S. Benefit Plan that is a "multiemployer pension plan" (as defined in ERISA Section 3(37)) ("Multiemployer Plan") with respect to any U.S. Employees. With respect to any Multiemployer Plan set forth on Schedule 5.7(a)(ii), neither Seller nor any ERISA Affiliate has withdrawn from any Multiemployer Plan with respect to which there is any outstanding liability as of the date of this Agreement. No event has occurred or circumstance exists that presents a risk of the occurrence of any withdrawal from, or the participation, termination, reorganization or insolvency of any Multiemployer Plan that could result in any liability of either the U.S. Business or Buyer to a Multiemployer Plan. Neither Seller nor any ERISA Affiliate has received notice from any Multiemployer Plan that it is in reorganization or is insolvent, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, or that such Multiemployer Plan intends to terminate or has terminated.

                           (iii) No liability under Subtitle C or D of Title IV
of ERISA has been incurred by Seller with respect to any ongoing, frozen or terminated U.S. Pension Plan, currently or formerly maintained by it, or the U.S. Pension Plan of any entity (an "ERISA Affiliate") which is or has been considered a single employer with Seller under Section 4001 of ERISA or Section 414 of the Code which would subject Buyer or any of the U.S. Benefit Plans or the U.S. Business to any Taxes, penalties or claims.

                            (iv) All contributions required to be made or
accrued as of August 22, 1999, under the terms of any U.S. Benefit Plan for which Seller may have liability have been timely made or have been reflected on the Combined August Balance Sheet. Neither any U.S. Pension Plan sponsored and maintained by Seller nor any single-employer plan of any ERISA Affiliate has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Seller has not provided, nor is it required to provide, security to any U.S. Pension Plan pursuant to Section 401(a)(29) of the Code.

                           (v) Seller has no obligation for retiree health and
life benefits for U.S. Employees or former U.S. Employees under any U.S. Benefit Plan, except as set forth in Schedule 5.7(a) or as required by Part 6 of Title I of ERISA.

                           (vi) No breach or violation of or default under any
U.S. Benefit Plan will subject Buyer or any of its benefit plans or the U.S. Business to any Taxes, penalties or claims.

                  (b)    Canadian Employee Benefits.

                           (i) Schedule 5.7(b) contains a list of all employee
benefit plans, programs, agreements and arrangements (collectively, the "Canadian Benefit Plans") that are sponsored, maintained by or contributed to by Heist Canada that cover employees or former employees of Heist Canada who are or were employed in the Canadian Business (the "Canadian Employees").

                           (ii) All Canadian Benefit Plans sponsored and
maintained by Heist Canada are in compliance with all applicable laws.

                           (iii) All contributions required to be made or
accrued as of August 22, 1999, under the terms of any Canadian Benefit Plan for which Heist Canada may have liability, have been timely made or have been reflected on the Combined August Balance Sheet.

         5.8 Absence of Certain Changes or Events; Absence of Undisclosed Liabilities.

                  (a)    Except as set forth in Schedule 5.8(a), since
December 27, 1998, the Industrial Maintenance Business has been conducted only in the ordinary course consistent with past practice, and there has not been any change or development, or combination of changes or developments (other than changes relating to or arising from either developments generally affecting the industrial cleaning and maintenance industry or general economic conditions in the United States or Canada), which individually or in the aggregate have had or are reasonably likely to have a material adverse effect on the Industrial Maintenance Business.

                  (b) Except as set forth in Schedule 5.8(b), Heist Canada has no liability or obligation of any nature, either direct or indirect, matured or unmatured, known or unknown, or absolute, accrued, contingent or otherwise, including without limitation any judgment or long-term lease or unusual forward or long-term commitment of a nature required by generally accepted accounting principles to be reflected in a corporate balance sheet or disclosed in the notes thereto except: (i) those set forth or reflected in the Financial Statements or the notes thereto which have not been paid or discharged since the dates thereof; (ii) those arising under agreements or other commitments to which Heist Canada is a party and disclosed in Schedule 5.8(b); and (iii) those incurred consistently with past business practices and in the ordinary course of business since the dates of the Financial Statements.

         5.9 No Violation of Laws. Except as set forth in Schedule 5.9, neither Seller nor Heist Canada is in violation of, or, to the knowledge of Seller, under investigation with respect to or been given notice or been charged by any governmental entity with any violation of, any law, statute, order, rule, regulation, consent decree, conciliation agreement, settlement agreement, or judgment of any governmental entity. Seller and Heist Canada have all permits, licenses, franchises and other governmental authorizations, consents and approvals necessary to conduct the Industrial Maintenance Business as presently conducted.

         5.10  Taxes.

                  (a) Except as disclosed in the Financial Statements or as set forth in Schedule 5.10:

                           (i) Each of Seller and Heist Canada has duly and
timely paid in full all Taxes due from it and made provision in accordance with generally accepted accounting principles for the payment of all Taxes accrued by it with respect to periods ending on or prior to the date this representation is being made or deemed made;

                           (ii) all monies which Seller or Heist Canada has been
required by law to withhold from U.S. Employees or Canadian Employees or other employees and contractors with respect to payments made or periods ending on or before the date this representation is being made or deemed made have been withheld and timely paid to the appropriate governmental authority;

                           (iii) all Tax Returns relating to the assets and
operations of the U.S. Business and Heist Canada which are due have been prepared and timely filed and such Tax Returns are accurate, complete and have been completed and filed in accordance with applicable law;

                           (iv) no audit or other examination of any Tax Return
which has been filed with respect to the assets and operations of the U.S. Business and Heist Canada is presently in progress, nor has Seller, Heist Canada or any of their subsidiaries been notified of any request for such an audit or other examination;

                           (v) neither Heist Canada nor the U.S. Business is a
party to a tax sharing or allocation agreement nor do the U.S. Business or Heist Canada owe any amounts or payments under any such agreement;

                           (vi) none of the assets of the U.S. Business or Heist
Canada is treated as "tax exempt use property" within the meaning of Section 168(h) of the Code;

                           (vii) all Tax Returns of Heist Canada for fiscal
years prior to the fiscal year ended December 26, 1999, have been assessed by the appropriate governmental authorities, and there are no outstanding waivers of any limitation periods or any agreements providing for an extension of time for the filing of any Tax Returns or the payment of any Taxes by Seller or Heist Canada; and

                           (viii) Heist Canada is registered for purposes of
Part IX of the Excise Tax Act (Canada) under number R100947159, for the purpose of the Retail Sales Tax (Ontario) under number 6725-9901 and for the purpose of the Act respecting the Quebec Sales Tax under number 1013144911.

                  (b) "Taxes" means all taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, estimated, excise, personal property, real property, sales, ad valorem, value-added, leasing, withholding, social security, workers compensation, unemployment insurance, occupation, use, service, service use, license, stamp, payroll, employment, windfall profit, environmental, alternative or add-on minimum taxes, franchise, transfer and recording taxes, fees and charges, imposed by the United States, Canada or any foreign jurisdiction within which the U.S. Business or Heist Canada conducts business, or any state, local, or provincial governmental authority in the United States, Canada or any foreign jurisdiction within which the U.S. Business or Heist Canada conducts business, whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed on or with respect to any such taxes, charges, fees, levies, imposts, duties or other assessments. "Tax Return" means any return, report or other document or information required to be supplied to a taxing authority in connection with Taxes.

         5.11  Environmental Matters.

                  (a) Except as specifically disclosed in the Financial Statements or as set forth with particularity in Schedule 5.11 or as identified with particularity in any Phase I or II studies or other third-party environmental assessments procured by Buyer on or prior to the date hereof, (i) Seller and Heist Canada are in compliance with all applicable Environmental Laws (as hereinafter defined), including, without limitation, requirements to obtain and to comply with permits issued pursuant to applicable Environmental Laws;
(ii) the properties included in the Industrial Maintenance Business and presently owned or operated by Seller or Heist Canada do not contain any Hazardous Substance (as hereinafter defined) (A) that is in violation of any applicable Environmental Law or (B) that creates a liability as a result of its release or (c) that have been released in quantities reportable under applicable Environmental Law; (iii) Seller has not received and, to its knowledge, there is no threat of, any claim, notice, demand, lawsuit, warning notice, or request for information from any governmental entity or any private third party alleging that Seller or Heist Canada is in violation of, or liable under, any Environmental Laws; (iv) Seller is not subject to and, to its knowledge, there is no threat of, any court order, administrative order or decree relating to Seller, Heist Canada, or the Industrial Maintenance Business arising under or asserting exposure to or personal injury or property damage due to any substance regulated under any

Environmental Law; (v) no property or facility presently owned or operated by Seller or Heist Canada contains any underground storage tank, asbestos-containing material, material or equipment containing polychlorinated biphenyls, landfill, surface impoundment, or disposal area regulated under Environmental Laws; (vi) there is no basis for any material liability, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Solid Waste Disposal Act, as amended, or any other Environmental Law relating to the U.S. Business or the Canadian Business (together, the "Environmental Liabilities"), and (vii) neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of governmental entities or third parties, pursuant to any so-called "transaction-triggered" or "responsible property transfer" Environmental Laws. Except as set forth in Schedule 5.11, Seller has not obtained any Phase I studies or regulatory compliance assessments in connection with the foregoing representations and warranties.

                  (b) "Environmental Law" means any applicable United States federal, Canadian federal or provincial, state, local or foreign law, common law, or regulation, permit, judgment, order, consent decree, or agreement of or with any governmental entity, relating to (x) the protection, preservation or restoration of the environment or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. "Hazardous Substance" means any material listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law and includes, without limitation, petroleum and petroleum-derived substances.

         5.12 U.S. and Canadian Customer Contracts. Schedule 5.12 identifies all contracts (the "Contracts") related to the Industrial Maintenance Business to which Seller or Heist Canada is a party, other than (i) each contract under which Seller's or Heist Canada's total liability or expense is reasonably likely to be less than $50,000; (ii) each contract which may be terminated by Seller or Heist Canada without penalty, or which will by its terms terminate, on or before March 31, 2000; and (iii) leases of personal property or real property, which are listed on Schedules 5.17 and 5.18. Except as set forth in Schedule 5.12: (i) each of the Contracts is in full force and effect and (ii) there is no existing default by Seller or Heist Canada thereunder or, to Seller's knowledge, by any other party thereto. Seller has provided to Buyer a correct and complete copy of each of the Contracts. Except as set forth in Schedule 5.12, with respect to each of the Contracts, to Seller's knowledge, no event has occurred which with notice or lapse of time or both would constitute a breach or default, or permit termination, modification or acceleration, under any such contract.

         5.13  Title to Assets.

         (a) Seller owns all of the U.S. Assets (other than the U.S. Real Property, title to which is addressed in Section 5.16), and has good and valid leasehold title in all of the property leased under the U.S. Real Property Leases and the U.S. Personal Property Leases, in each case free and clear of any liens, claims, security interests or encumbrances.

         (b) Heist Canada owns all of its assets (other than the Heist Canada Real Property owned by Heist Canada, title to which is addressed in Section 5.16) and has good and valid leasehold title in all of the property leased by it under the Heist Canada Real Property Leases and the Heist Canada

Personal Property Leases, in each case free and clear of any liens, claims, security interests or encumbrances.

         5.14 U.S. and Canadian Collective Bargaining Agreements . Except as set forth in Schedule 5.14, neither Seller nor Heist Canada is a party to, or bound by, any collective bargaining agreement or other contract with a labor union, nor is either of them the subject of any proceeding or organizing activity seeking to compel it to bargain with any labor union, nor is there any grievance, unfair labor practice, arbitration, strike, labor dispute, work slow down or work stoppage involving Seller or Heist Canada pending or, to the knowledge of Seller, threatened.

         5.15  U.S. and Canadian Intellectual Property.

                  (a) There are no claims, demands or proceedings instituted, pending or, to the knowledge of Seller, threatened by any third party pertaining to or challenging Seller's ownership of or its right to use any of the U.S. Permits, the U.S. and Foreign Intellectual Property, the Heist Canada Intellectual Property (as hereinafter defined), the Names, or other intangible property of Seller.

                  (b) There are no claims, demands or proceedings instituted, pending or, to the knowledge of Seller, threatened by any third party pertaining to or challenging Heist Canada's ownership of or its right to use all licenses, permits, certificates, qualifications, authorizations on approvals issued or granted by any court, tribunal, administrative agency or commission or other governmental or regulatory authority or agency (the "Heist Canada Permits"), all patents, patent applications, trademarks, copyrights, trademark and copyright registrations, trade names, slogans, logos, and applications for registration of trademarks and copyrights (together with any renewals, modifications and extensions thereof, the "Heist Canada Intellectual Property"), or any other tangible or intangible property of Heist Canada.

                  (c) There is no trademark, trade name, patent, copyright or other proprietary right owned by a third party which Seller or Heist Canada is using without license to do so.

                  (d) Schedule 5.15 lists all U.S. and Foreign Intellectual Property and Heist Canada Intellectual Property.

                  (e) All Heist Canada Intellectual Property is, where recordable or registrable, duly recorded or registered in the name of Heist Canada in Canada, and Heist Canada is the absolute owner and has the exclusive right to hold and use the said Heist Canada Intellectual Property without payment to others or the granting of rights to others in exchange.

                  (f) The following Canadian patent applications have been abandoned: CA 2211500, CA 2211466, and CA 2131733. Canadian Patents: CA 1057278 and CA 1043958 have been abandoned.

         5.16  Real Property.

                  (a)    U.S. Real Property.

                           (i) Seller has good and marketable fee simple title
in the U.S. Real Property, and such U.S. Real Property includes all real property owned by Seller and used in the operation of the

U.S. Business. A list of the U.S. Real Properties as of November 21, 1999, is set forth in Schedule 5.16(a). Upon the Closing, the U.S. Real Property will be transferred to Buyer free and clear of all encumbrances other than the following: (a) encumbrances for nondelinquent Taxes, assessments or other governmental charges or levies not yet due; (b) minor defects of title, easements, rights-of-way, mechanics liens, restrictions and other similar reservations or encumbrances not, individually or in the aggregate, materially affecting the value of the U.S. Real Property or interfering with the ordinary conduct of the U.S. Business; (c) any state of facts an accurate survey would show, provided such facts do not render title unmarketable or materially interfere with the present use of the U.S. Real Property, or, together with items in clause (b) above, materially affect the value of the U.S. Real Property or interfere with the ordinary conduct of the U.S. Business; and (d) any other encumbrances approved in writing by Buyer (collectively, the "U.S. Permitted Encumbrances").

                           (ii) Seller has not subjected the U.S. Real Property
to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record;

                           (iii) As of the date of this Agreement, Seller has
not received notice of any pending condemnation or similar proceeding affecting the U.S. Real Property or any portion thereof, and to the knowledge of Seller no such action is contemplated or threatened;

                           (iv) As of the date of this Agreement, Seller has not
received any, and has no knowledge of any contemplated or threatened, written notice of any defects or inadequacies in the U.S. Real Property or any part thereof that would materially adversely affect the insurability of the U.S. Real Property or the premiums for the insurance thereof. As of the date of this Agreement, Seller has not received any, and has no knowledge of any contemplated or threatened, notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the U.S. Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made;

                           (v) There are no parties in possession of any portion
of the U.S. Real Property other than Seller, whether as lessees, tenants at will, occupants or otherwise; and

                           (vi) The current use of the U.S. Real Property and
all parts thereof is to our knowledge in compliance with all applicable laws and does not violate any restrictive covenants affecting the U.S. Real Property. To our knowledge, the buildings, fixtures and structures comprising the U.S. Real Property are free of any structural defect having regard to the age and usage thereof. To our knowledge, the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the U.S. Real Property are in good working order, fully operational and free of any defect, having regard to the age and usage thereof, except for normal wear and tear. To our knowledge, all buildings, fixtures and structures on the U.S. Real Property are located completely within the boundaries of the U.S. Real Property.

                  (b)    Canadian Real Property.

                           (i) Heist Canada has good and marketable fee simple
title in the real property that it owns (the "Heist Canada Real Property"). A list of the Heist Canada Real Properties as of November 21, 1999, is set forth in Schedule 5.16(b). The Heist Canada Real Property is owned by Heist Canada free and clear of all encumbrances other than the following: (a) encumbrances for nondelinquent Taxes, assessments or other governmental charges or levies not yet due; (b) minor defects of title, easements, rights-of-way, mechanics liens, restrictions and other similar reservations or encumbrances not, individually or in the aggregate, materially affecting the value of the Heist Canada Real Property or interfering with the ordinary conduct of the Canadian Business; (c) any state of facts an accurate survey would show, provided such facts do not render title unmarketable or materially interfere with the present use of the Heist Canada Real Property, or, together with items in clause (b) above, materially affect the value of the Heist Canada Real Property or interfere with the ordinary conduct of the Canadian Business.

                           (ii) Seller has not subjected the Heist Canada Real
Property to any easements, rights, duties, obligations, covenants, conditions, restrictions, limitations or agreements not of record;

                           (iii) As of the date of this Agreement, Seller has
not received notice of any pending condemnation or expropriation or similar proceeding affecting the Heist Canada Real Property or any portion thereof, and to the knowledge of Seller no such action is contemplated or threatened;

                           (iv) As of the date of this Agreement, Seller has not
received any, and has no knowledge of any contemplated or threatened, written notice of any defects or inadequacies in the Heist Canada Real Property or any part thereof that would materially adversely affect the insurability of the Heist Canada Real Property or the premiums for the insurance thereof. As of the date of this Agreement, Seller has not received any, and has no knowledge of any contemplated or threatened, notice from any insurance company which has issued or refused to issue a policy with respect to any portion of the Heist Canada Real Property or by any board of fire underwriters (or other body exercising similar functions) requesting the performance of any repairs, alterations or other work with which compliance has not been made;

                           (v) There are no parties in possession of any portion
of the Heist Canada Real Property other than Heist Canada, whether as lessees, tenants at will, occupants or otherwise; and

                           (vi) The current use of the Heist Canada Real
Property and all parts thereof is to our knowledge, in compliance with all applicable laws and does not violate any restrictive covenants affecting the Heist Canada Real Property. To our knowledge, the buildings, fixtures and structures comprising the Heist Canada Real Property are free of any structural defect having regard to the age and usage thereof. To our knowledge, the heating, ventilating, plumbing, drainage, electrical and air conditioning systems and all other systems used in the Heist Canada Real Property are in good working order, fully operational and free of any defect, having regard to the age and usage thereof, except for normal wear and tear. To our knowledge, all buildings, fixtures and structures on the Heist Canada Real Property are located completely within the boundaries of the Heist Canada Real Property.

         5.17 Real Property Leases. Schedule 5.17 lists as of November 21, 1999, each U.S. Real Property Lease and each Heist Canada Real Property Lease. With respect to each such lease: (i) such Real Property Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) subject to Section 1.4 hereof, such Real Property Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including any assignment and assumption effected in connection herewith); (iii) there is no existing breach or default by Seller or Heist Canada thereunder, or, to Seller's or Heist Canada's knowledge, by any other party thereto; (iv) no event has occurred which, with notice or lapse of time, would constitute a breach or default of Seller or Heist Canada or permit termination, modification, or acceleration thereunder by any other party thereto; (v) to Seller's or Heist Canada's knowledge, no party to such Real Property Lease has repudiated any provision thereof; (vi) there are no disputes, oral agreements, or forbearance programs in effect relating thereto; (vii) with respect to any such Real Property Lease which is a sublease, the representations and warranties set forth in this Section 5.17 are true and correct with respect to the primary lease(s); (viii) Seller and Heist Canada have not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in such Real Property Lease; and (ix) Seller and Heist Canada have, or as of Closing will have, obtained all consents necessary to the assignment of such Real Property Lease to Buyer.

         5.18 Personal Property Leases. Schedule 5.18 lists as of November 21, 1999, all U.S. Personal Property Leases and all leases pursuant to which Heist Canada leases personal property (the "Heist Canada Personal Property Leases" and together with the U.S. Personal Property Leases, the "Personal Property Leases"). Except as set forth in Schedule 5.18, each of the Personal Property Leases is in full force and effect and there is no existing default by Seller or Heist Canada thereunder or, to Seller's knowledge, by any other party thereto, which, individually or in the aggregate, would result in a material adverse effect on the Industrial Maintenance Business, materially interfere with the ordinary conduct of such business or interfere in any material respect with the conduct of such business in the ordinary course by Buyer after the Closing.

         5.19 Transactions with Affiliates. There are no contracts (i) between Seller and Heist Canada or (ii) to which Seller or Heist Canada, on the one hand, and any subsidiary of Seller or Heist Canada, on the other hand, are parties. Seller provides its wholly-owned subsidiary Ablest Service Corp. certain administrative services on an informal day-to-day basis, the provision of which services involves solely Excluded U.S. Assets. The chairman and chief executive officer of Seller is a partner in a partnership that leases to Seller certain real property (which is not part of the U.S. Real Property) located at 3804 Cedar Point Road, Oregon, Ohio. No executive officer or director of Seller or any of its subsidiaries, or any affiliate or associate of any of them, is a party to any contract or arrangement with Heist Canada or with Seller with respect to the U.S. Assets or the Industrial Maintenance Business other than a lease pertaining to the Excluded Leased Property located at 3804 Cedar Point Road, Oregon, Ohio.

         5.20 Inventories. The Inventory, net of reserves, of the Industrial Maintenance Business as of August 22, 1999 is reflected in the Combined Balance Sheet. Except as set forth on Schedule 5.20, (i) since the date of the Combined Balance Sheet, (A) Inventory of the Industrial Maintenance Business has been acquired and disposed of only in the ordinary course of business, (B) the volume of Inventory purchased has not been in excess of historical practices, and (C) no unusual discounts or rebates have been granted in connection with any disposition of Inventory, (ii) subject to the amount of the reserve for obsolete Inventory on the Combined Balance Sheet, the Inventory of the Industrial Maintenance Business recorded in the Combined Balance Sheet consists in all respects of items of a quality salable or usable in the ordinary course of such business as presently conducted, (iii) neither Seller (with respect to the Industrial Maintenance Business) nor Heist Canada is bound by any Inventory purchase commitment, whether oral or written, formal or informal, that is not cancelable without penalty on no more than 30 days notice, and (iv) since the date of the Combined Balance Sheet, neither Seller nor Heist Canada has liquidated any obsolete Inventory that had a book value, or resulted in receipts of proceeds, in excess of $30,000 in the aggregate.

         5.21 Governmental Authorizations. Schedule 5.21 sets forth a true and correct list of all U.S. Permits and Heist Canada Permits, all of which are transferable without any consent except as so indicated on such schedule. Such permits include all governmental licenses, authorizations, consents or permits, the use and exercise of which is necessary for the conduct of the U.S. Business or the Canadian Business as now conducted.

         5.22 Heist Canada Insurance. The assets, properties and operations of Heist Canada are insured under various policies of general liability and other similar forms of insurance, all of which are listed in Schedule 5.22. Except as set forth in Schedule 5.22, (i) all such policies are in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event which with the giving of notice or lapse of time, or both, would constitute a default thereunder, (ii) such policies are in amounts which are adequate in relation to the business and assets of Heist Canada and all premiums to date have been paid in full, and (iii) Heist Canada has not been refused any insurance, nor has its coverage been lifted, beyond the normal scope of policy limitations, by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the past five years.

         5.23 Brokers and Finders. Seller has not employed any broker, finder or agent, or incurred any liability to any person for brokerage fees, in connection with the transactions contemplated hereby, except for McDonald Investments, Inc. (the "Broker"). None of the fees of the Broker will be U.S. Assumed Liabilities or will be paid by Heist Canada.

         5.24 Accounts Receivable. All U.S. Accounts Receivable as of November 21, 1999, are set forth on Schedule 5.24(a) and all accounts receivable of Heist Canada ("Canadian Accounts Receivable") as of such date are set forth on
Schedule 5.24(b). All such U.S. Accounts Receivable and Canadian Accounts Receivable are valid and subsisting; arose in the ordinary and usual course of business; to the extent not collected prior to the Closing Date, will be collectible according to their terms within one hundred eighty (180) days after the date of the initial invoice therefor; and are not subject to any counterclaim, setoff or defense or subject to any lien, charge or encumbrance of any nature. All U.S. Accounts Receivable and Canadian Accounts Receivable arising between August 22, 1999 and the Closing Date will be valid and subsisting; will arise in the ordinary and usual course of business; to the extent not collected prior to the Closing Date, will be collectible according to their terms within one hundred eighty (180) days after the date of the initial invoice therefore; and will not be subject to any counterclaim, setoff, or defense or subject to any lien, charge or encumbrance of any nature. All U.S. Accounts Receivable and all Canadian Accounts Receivable existing on the Closing Date and thus transferred to Buyer by virtue of the transactions contemplated hereby are collectively referred to as the "Final Accounts Receivable" for purposes of Section 2.6 hereof.

         5.25 Ownership of Heist Canada Stock. Seller owns beneficially and of record the Heist Canada Stock, which constitutes all of the issued and outstanding shares of capital stock of Heist Canada. Seller has full and unrestricted power to sell, assign, transfer and deliver the Heist Canada Stock to Buyer in accordance with the terms of this Agreement, free and clear of all liens, security interests, encumbrances, pledges, charges, and claims of any nature whatsoever. The certificate representing the Heist Canada Stock is genuine and, upon delivery to Buyer in accordance with the terms of this Agreement, Buyer will have good and valid title to the Heist Canada Stock.

         5.26 Warranty Claims. Seller has made available to Buyer correct and complete copies of all product and service warranties issued or made by Seller or Heist Canada in connection with the sale or lease of any product or the rendition of any service in the Industrial Maintenance Business. There is no existing or, to the knowledge of Seller, threatened claim, or any facts upon which a claim could be based, against Seller or Heist Canada for merchandise which is defective, defectively designed or otherwise fails to satisfy the terms of any product warranty. Except as disclosed in Schedule 5.26, (i) all existing warranty, product liability and similar claims have been adequately accrued for or reserved against in the Financial Statements, and (ii) no warranty, product liability or other claims of a similar nature are now outstanding against Seller or Heist Canada with respect to the Industrial Maintenance Business. No claim has been asserted against Seller or Heist Canada with respect to the Industrial Maintenance Business for renegotiation or price redetermination of any material business transaction, and to the knowledge of Seller there are no facts upon which any such claim reasonably could be based.

         5.27  Relations with Customers and Suppliers. Except as described in
Schedule 5.27 regarding the C&K Contract, each of Seller and Heist Canada have satisfactory commercial relationships with its significant customers who have purchased goods or services from it, and its significant suppliers who have sold it goods or services, any time since January 1, 1999. Except as disclosed in
Schedule 5.27 regarding the C&K Contract, to the knowledge of Seller neither the public announcement nor consummation of the transactions contemplated hereby will cause any customer or supplier to terminate its business relationship with Seller or Heist Canada.

         5.28 Absence of Certain Commercial Practices. Neither Seller or Heist Canada, nor any of their respective directors or officers and, to the knowledge of Seller, none of the agents, affiliates, or employees, or other persons acting on behalf of Seller or Heist Canada or any of their respective directors, officers, agents, affiliates or employees, has (i) given, proposed to give, or agreed to give any material gift or similar benefit to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of Seller or Heist Canada or assisting Seller or Heist Canada with any proposed transaction, or which, if not continued in the future, could reasonably be expected to have a material adverse effect on the Industrial Maintenance Business, (ii) used any corporate or other funds for contributions, payments, gifts, or entertainment, or made any expenditures relating to political activities to government officials or others in violation of any applicable laws or established or maintained any unlawful or unrecorded funds. Neither Seller or Heist Canada, nor any of their respective directors or officers and, to the knowledge of Seller, none of their respective agents, affiliates or employees, or other persons acting on behalf of Seller or Heist Canada or any of their respective directors, officers, agents, affiliates or employees, has accepted or received any unlawful contributions, payments, gifts, or expenditures in connection with the Industrial Maintenance Business.

         5.29  Books and Records.

                  (a) The minute books and stock ledgers of each of Seller and Heist Canada that have been made available to Buyer, its representatives or affiliates constitute all of the minute books and stock ledgers of Seller and Heist Canada and contain a complete and accurate record of all actions of their shareholders and directors (and any committees thereof). All personnel files, reports, feasibility studies, environmental assessments, strategic planning documents, financial forecasts, lease files, land files, accounting and tax records and all of the records of every type and description in whatever form or medium that relate to the business and properties of Seller and Heist Canada and are in the possession or control of Seller or Heist Canada have been made available to Buyer, its representatives or affiliates, and are located at an office of Seller or Heist Canada.

                  (b) Each of Seller and Heist Canada makes and keeps books, records and accounts which, in reasonable detail and in all material respects, accurately and fairly reflect its transactions and dispositions of its assets and securities and maintains a system of internal accounting controls sufficient to provide assurances that (i) transactions involving Seller or Heist Canada are executed in accordance with management's general or specific authorizations;
(ii) transactions are recorded as necessary (A) to permit the preparation of financial statements in conformity with generally accepted accounting principles consistently applied or any other criteria applicable to such statements, and
(B) to maintain accountability for assets; (iii) access to the assets of Seller and Heist Canada is permitted only in accordance with management's general or specific authorizations; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

         5.30 Year 2000 Matters. All of the U.S. Assets and the Heist Canada Assets, including without limitation computer hardware, software, data and microprocessor driven equipment, are Year 2000 Compliant. As used herein "Year 2000 Compliant" means that (i) the properties and assets will accurately process and reflect date/time data (including but not limited to storing, displaying, calculating, comparing and sequencing) from, into and between the twentieth and the twenty-first centuries, the years 1999, 2000 and 2001 specifically, and leap year calculations, and (ii) the properties and assets will suffer no loss of functionality when processing dates and related data outside the 1900-1999 year range. Seller and Heist Canada have received assurances and warranties from their respective suppliers and customers that past and future products, software, equipment, components and systems provided by such suppliers and customers are and will be Year 2000 Compliant as defined herein.

         5.31 Future Product Deliveries and Service Obligations. Except as set forth on Schedule 5.31, neither Seller (with respect to the Industrial Maintenance Business) nor Heist Canada is a party to any contract or arrangement for the sale or purchase of products or the purchase or delivery of services under which it (i) has received any payment for goods or services not yet delivered that Seller (with respect to the Industrial Maintenance Business) or Heist Canada is obligated to deliver, (ii) has delivered more goods or services than the other party is obligated to purchase, (iii) is required to "make up" or recoup any deliveries of goods or services to any other party that have not been delivered, or (iv) has delivered fewer goods or services than the other party thereto has paid for or is obligated to purchase.

         5.32 Bank Accounts. A list of all bank accounts maintained by Seller and Heist Canada, along with the name of each person to draw checks on such accounts, is contained on Schedule 5.32. No funds used in the Industrial Maintenance Business are on deposit or otherwise held in any other account.

         5.33 Business Operations. Since August 22, 1999, Seller and Heist Canada have conducted their business and operations in the ordinary course in accordance with past practices; and except as set forth in Schedule 5.33, since that date there has been no material change in the U.S. Assets, the Heist Canada Assets or the Industrial Maintenance Business, nor any disposition of any material properties or assets of the Industrial Maintenance Business, except in the ordinary course of business.

         5.34 Powers of Attorney. Except as set forth on Schedule 5.34, neither Seller (with respect to the Industrial Maintenance Business) nor Heist Canada has given to any person or party, and there is not currently existing, any power of attorney of any type pertaining to the U.S. Assets, the Heist Canada Assets or the Industrial Maintenance Business.

         5.35 Prepaid Expenses. The prepaid expenses of Seller that are not included in Other Excluded Assets and the prepaid expenses of Heist Canada have been and will be incurred solely for the benefit of the Industrial Maintenance Business and, with respect to any prepaid expenses which may be shown on the Financial Statements, the Industrial Maintenance Business will retain the benefits of such prepaid expenses after the Closing.

         5.36 Proxy Statement. Neither the Proxy Statement (as hereinafter defined), nor any amendment or supplement thereto, will, at the date the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of Seller or at the time such shareholders vote on the adoption and approval of this Agreement and the transactions contemplated hereby, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Preliminary Proxy Statement (as hereinafter defined) will when filed, and the Proxy Statement (and any supplement or amendment thereto) will when mailed to shareholders, comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         5.37 Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any disclosure schedule or any certificate delivered by Seller to Buyer pursuant to this Agreement, contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading. The disclosure schedules are correct and complete on and as of the date hereof and Seller has not omitted any information from any disclosure schedule in reliance on their right to supplement the disclosure schedules pursuant to this Agreement.

         5.38  Canadian Employees.

                  (a) Schedule 5.38 lists the names, ages and titles of all Canadian Employees, their respective hire dates, the hourly rate and rate of annual remuneration of each such Canadian Employee as at the date hereof and for nonunion employees only the dates and amounts of the most recent salary increases. Subject to applicable statutory rights, and except for collective bargaining agreements, Heist Canada is not party to any written or oral contracts of employment with any of its employees which are not terminable on the giving of reasonable notice and/or severance pay and no inducements to accept employment with Heist Canada were offered to any of its employees which have the effect of increasing the period of notice of termination to which any such employee is entitled. Except as set forth in Schedule 5.38, Heist Canada has no obligations to make any wage, salary or other payments of any kind to any former employees of Heist Canada.

                  (b) Heist Canada has not made any loan or advance to any of its employees or former employees and does not have any liabilities to or in respect of any employee or former employee, except as set forth in Schedule 5.38 and except for compensation and benefits payable to employees in the ordinary course.

                  (c) Except as disclosed in Schedule 5.14, no union claims to represent or has been certified as bargaining agent for Canadian Employees or dependent contractors of Heist Canada; except as set forth in Schedule 5.38, Seller has no knowledge of any organizing activities among the Canadian Employees, and there are no outstanding applications for certification or any other procedure in which a union is claiming or seeking exclusive authority to bargain collectively for any Canadian Employees or dependent contractors of Heist Canada, nor have there been any such activities in the past three (3) years.

                  (d) Except as set forth in Schedule 5.38, there is no pending or, to Seller's or Heist Canada's knowledge, threatened labor or employment dispute, complaint, grievance, arbitration proceeding, prosecution, request for union representation, organizing activity or strike or any other occurrence, event or condition of similar character, involving the Canadian Employees and Heist Canada.

                  (e) Except as disclosed in Schedule 5.38, since January 1, 1997, no Canadian Employee has suffered or, to Seller's or Heist Canada's knowledge, claimed to have suffered any disease, injury or death in the course of his or her employment with Heist Canada.

                  (f) Except as disclosed in Schedule 5.38, since January 1, 1997, no Canadian Employee has been absent on workers' compensation, sick leave, short term or long term disability, pregnancy, maternity, parental or adoption leave, or jury duty or any other approved or statutory leave of absence or layoff or in receipt of benefits or insurance with respect to such absence or permanent or temporary layoff.

                  (g) Except as disclosed in Schedule 5.38: (i) all employer contributions, assessments and filings, including but not limited to experience rating surcharges, payroll premiums, non-compliance charges, contributions or any other amounts under the Workplace Safety and Insurance Act (formerly, the Workers' Compensation Act) and any other similar applicable legislation in any jurisdiction in which Heist Canada carries on business have been paid, accrued or filed by Heist Canada; (ii) Heist Canada has not been subject to any special or penalty assessment or charge, including but not limited to, experience rating surcharges, under such legislation; and (iii) to the knowledge of Seller or Heist Canada, there are no circumstances that would permit or result in a special penalty assessment or surcharge under such legislation or the applicable experience rating plan or program.

                  (h) To the knowledge of Seller or Heist Canada, Heist Canada is in compliance with all applicable employment or labor standards, occupational health and safety, human rights, workers' compensation, labor relations, pay equity, employment equity, health tax, employment insurance and Canada Pension Plan laws and is not liable for any assessments, penalties or other such sums for failure to comply with any such laws, and there are no outstanding complaints, claims, or proceedings against Heist Canada under any such laws. Neither Heist Canada nor Seller has received notice of intent of any governmental authority responsible for the enforcement of any such laws to conduct an investigation with respect to Heist Canada and, to the knowledge of Seller and Heist Canada, no such investigation is in progress.

                  (i) Except as set forth in Schedule 5.38, there are no complaints, claims, or proceedings outstanding or, to the knowledge of Seller and Heist Canada, threatened against Heist Canada in any forum, by or on behalf of any Canadian Employee or former employee, any applicant for employment, or classes of the foregoing, alleging breach of any actual, express or implied contract of employment, any employment laws, wrongful dismissal or any other discriminatory, wrongful or tortuous conduct in connection with an employment relationship.

                                   ARTICLE VI
                          Covenants Pending the Closing

         6.1 Covenants of Seller. During the period from the date of this Agreement and continuing until the Closing Date, Seller agrees that, except (i) as contemplated or permitted by this Agreement or (ii) to the extent that Buyer shall otherwise consent in writing:

                  (a) Ordinary Course. Seller and Heist Canada shall carry on the Industrial Maintenance Business in the usual, regular and ordinary course consistent with past practice and use reasonable best efforts to preserve intact their present business organizations, keep available, consistent with past practice, the services of the U.S. Employees and the Canadian Employees and preserve the relationships with customers, suppliers and others having business dealings with the Industrial Maintenance Business, it being understood, however, that the failure or refusal of any U.S. Employee to become an employee of Buyer or any Canadian Employee to remain an employee of Heist Canada shall not constitute a breach of this covenant. Without limiting the generality of the foregoing, Seller shall not permit the U.S. Business to incur any indebtedness for borrowed money that would become an Assumed Liability.

                  (b) Changes to Benefit Plans. Except as specifically indicated on Schedule 5.7(a) and except for changes required to comply with applicable law, Seller shall not (and shall not permit Heist Canada to) (i) enter into, adopt, amend (except as may be required by law) or terminate any U.S. Benefit Plan or Canadian Benefit Plan or any agreement, arrangement, plan or policy between Seller or Heist Canada and one or more of its respective employees, or (ii) except for normal increases in the ordinary course of business consistent with past practice, materially increase in any manner the compensation or fringe benefits of any U.S. Employee or Canadian Employee or pay any benefit to any U.S. Employee or Canadian Employee not required by any plan or arrangement in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; provided that the foregoing shall not prohibit Seller or Heist Canada from (A) hiring and compensating new employees in the ordinary course of business consistent with past practice; or (B) agreeing to pay or paying "stay or closing" bonuses to key management employees on or prior to the Closing Date. With respect to "stay or closing" bonuses agreed to by Heist Canada pursuant to clause (B) above, Seller agrees that it shall fund the payment of all such bonuses on or prior to the Closing Date such that Heist Canada shall have no obligation with respect thereto from and after the Closing. Buyer acknowledges that Seller has authorized a salary increase for management and administrative employees in the U.S. Business and the Canadian Business that will take effect on December 27, 1999, and result in an aggregate increase in salaried payroll for such employees of not more than three percent (3%).

                  (c) Sale of Assets. Seller will not sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the U.S. Assets, or permit Heist Canada to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of the Heist Canada Assets, except in each case for dispositions of inventory and equipment in the ordinary course of business and consistent with past practice and except for the sale of the real property located at 145 Fielding Road, Lively, Ontario, Canada.

                  (d) Monthly Reports. Within twenty (20) days after the end of each month ending after the date hereof, Seller will furnish Buyer with a copy of monthly unaudited financial reports for the U.S. Business and Heist Canada (including combined balance sheet and income statements) for each month and the current fiscal year to the end of such month.

                  (e) Conduct of Heist Canada. Except as contemplated by this Agreement, during the period from the date hereof to the Closing Date, the Company shall not permit Heist Canada, without the prior written consent of Buyer, to:

                           (i) amend its charter or bylaws;

                           (ii) redeem or otherwise acquire any of its
securities;

                           (iii) issue, sell, deliver or agree or commit to
issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities;

                           (iv) incur any indebtedness for borrowed money; or

                           (v) merge or consolidate with any party.

         6.2 Additional Covenant of Seller. During the period from the date of this Agreement and continuing to the Closing Date, Seller agrees that neither it nor Heist Canada will take any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or that would materially impair the ability of Seller to consummate the transactions contemplated herein in accordance with the terms hereof or would materially delay such consummation. Seller shall promptly advise Buyer orally and in writing of any change in, or event with respect to, the business or operations of Seller or Heist Canada having, or which insofar as can reasonably be foreseen, could have, a material adverse effect on the Industrial Maintenance Business or the ability of Seller to consummate the transactions contemplated hereby.

         6.3 Covenants of Buyer. During the period from the date of this Agreement and continuing until the Closing Date, Buyer agrees that it shall not take any action that would or is reasonably likely to result in any of the conditions set forth in Article VIII not being satisfied or that would materially impair the ability of Buyer to consummate the transactions contemplated herein in accordance with the terms hereof or materially delay such consummation, and Buyer shall promptly advise Seller orally and in writing of any change in, or event with respect to, the business or operations of Buyer having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

                                   ARTICLE VII
                              Additional Agreements

         7.1 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including the prompt preparation and filing of all necessary documents (if any) under the HSR Act, the Canadian Competition Act, and the Investment Canada Act, and such actions as may be required to have any applicable waiting period under the HSR Act expire or terminate as promptly as practicable and to have any applicable waiting period under the Canadian Competition Act expire as promptly as practicable without application by the Commissioner of Competition to the Competition Tribunal, including by consulting with each other as to, and responding promptly to, any comments or requests for information by any governmental entity with respect thereto. Each party shall promptly consult with the other and provide any necessary information with respect to all filings made by such party with any governmental entity in connection with this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor any of its affiliates shall be required to divest themselves of any assets or properties or agree to limit the ownership or operation of Buyer or any of its affiliates of any assets, properties or businesses, including without limitation the U.S. Assets, the Heist Canada Assets or the Industrial Maintenance Business.

         7.2 Access to Information and Confidentiality. Upon reasonable notice, Seller shall afford to the officers, employees, accountants, counsel and other representatives of Buyer, access, during normal business hours during the period prior to the Closing Date, to all of the employees, properties, books, contracts, commitments and records relating to the Industrial Maintenance Business, and during such period Seller shall furnish promptly to Buyer all other information concerning the business, properties and personnel of the Industrial Maintenance Business as Buyer may reasonably request. In accordance with the foregoing, Seller shall permit Buyer to conduct, at Buyer's expense, environmental tests and assessments with respect to the U.S. Assets and Heist Canada. Buyer shall provide Seller with a copy of each report or document relating to such tests and assessments, other than any report or document subject to attorney-client privilege. Buyer will hold any information made available pursuant to this Section 7.2 in accordance with the confidentiality agreement, dated June 24, 1999 (the "Confidentiality Agreement"), between Waste Management Industrial Services (Buyer's predecessor) and Broker.

         7.3 Sales and Transfer Taxes. Seller and Buyer will each be responsible for and pay one-half of all sales and use taxes and transfer, recording and conveyance stamps, taxes and fees applicable to the transactions contemplated hereby. Seller shall deliver to Buyer a Section 116 Certificate in accordance with Section 3.2(xii).

         7.4 Title Insurance and Surveys. Seller shall cooperate with Buyer (i.e., Buyer and Seller shall equally divide any title company fees or premiums but Seller shall not be required to execute any indemnities other than respecting debts and liens or matters under Seller's control affecting the U.S. Real Property) so that Buyer can promptly obtain the following with respect to each U.S. Real Property:

                  (a) A title commitment issued as of a date subsequent to the date hereof by a title company reasonably acceptable to Seller (the "Title Company"), which commitment (the "Title Commitment") shall obligate the Title Company to issue on or before the Closing Date an ALTA Owners Policy of Title Insurance at standard rates on it latest edition standard form policy (the "Title Policy") insuring the fee simple interest of Buyer in the U.S. Real Property and, if desired by Buyer, the leasehold interest of Buyer in any material U.S. Real Property Lease, subject only to the U.S. Permitted Encumbrances and containing such endorsements as Buyer may reasonably require. Seller shall provide customary affidavits (without indemnities) and otherwise cooperate in all standard exceptions being deleted from the Title Policy, excluding the survey exceptions (unless Buyer elects to obtain the survey as provided below).

                  (b) One or more surveys of the U.S. Real Property as of a date subsequent to the date hereof in form sufficient to enable the Title Company to delete its standard survey-related exceptions, which survey shall reflect (A) no material encroachments upon or by the U.S. Real Property, or any portion thereof, by buildings, structures or other improvements which materially affect the value of the U.S. Real Property or materially interfere with the present use of the U.S. Real Property; (B) access to the U.S. Real Property from a public street or indirect access to a public street over irrevocable and perpetual recorded easements and (c) such other matters as Buyer may reasonably request.

                  (c) The expenses incurred to satisfy the requirements of Sections 7.4(a) and (b) shall be paid by Buyer.

                  (d) If Buyer fails to deliver to Seller within 45 days after the date of this Agreement a copy of the Title Commitment for any U.S. Real Property and a reasonable description of such exceptions to title noted in Schedule B to the Title Commitment and/or shown on a survey performed on behalf of Buyer to which it objects (the "Objectionable Exceptions"), together with copies of all record exceptions and such survey, Buyer shall be deemed to have accepted title to such U.S. Real Property AS IS, except for exceptions for unfiled mechanics' liens, rights of parties in possession, mortgages or deeds of trust, or tax, judgment or other monetary liens encumbering such U.S. Real Property, which in any event shall be deemed to be Objectionable Exceptions. The Objectionable Exceptions shall in no event include any U.S. Permitted Encumbrance.

                  (e) Upon receipt of Buyer's notice setting forth any Objectionable Exceptions, Seller may elect by written notice given to Buyer within 15 days after receipt of Buyer's notice (i) to take such actions at its own expense as reasonably may be necessary to cure or remove the Objectionable Exception(s) and Seller shall have a period of 45 days from the date of Seller's election to do so, or (ii) not to take any remedial action. If Seller fails timely to elect either option (i) or (ii), then Seller shall be deemed to have elected option (ii). If Seller elects option (i) and is unable to cure or remove the Objectionable Exception(s) within such 45-day period, then Seller shall notify Buyer within 5 days thereafter, whereupon Buyer shall have the right, exercisable by written notice given to Seller within 5 days after receipt of Seller's notice, to (A) terminate this Agreement under Section 9.1(f) if such U.S. Real Property individually, or when aggregated together with all other U.S. Real Properties subject to uncured Objectionable Exceptions, represents a materially significant asset, or group of assets, of Seller that Buyer in good faith requires to be transferred in this transaction, (B) require that such U.S. Real Property be added to the Excluded U.S. Assets under this Agreement, or (C) accept such U.S. Real Property subject to the Objectionable Exceptions that Seller has been unable to cure or remove. If Seller elects option (ii), Buyer shall have the right to elect option (A), (B) or (C), exercisable by written notice given to Seller within 5 days after receipt of Seller's notice. In any event, if Buyer fails timely to elect option (A), (B) or (C), then Buyer shall be deemed to have elected option (C).

         7.5   Offers of Employment to U.S. Employees Assigned to U.S. Business.
Schedule 7.5 lists, as of December 28, 1999, all persons (together with their respective titles, current salaries and vacation accrued through August 22,
1999) who are assigned to the U.S. Business and are U.S. Employees (including those U.S. Employees, if any, on sick leave, jury duty, short-term or long-term disability, workers' compensation, vacation, leave of absence or military leave of absence). Schedule 7.5 will be updated on the Closing Date and will include any new U.S. Employees assigned to the U.S. Business who are hired after the date hereof and will not include any U.S. Employees no longer then employed by

Seller. Schedule 7.5 lists, and as updated will list, such U.S. Employees by categories designated as "Level 1", "Level 2", and "Level 3". Level 1 consists of employees who are hourly-rated field personnel; Level 2 consists of employees who are hourly-rated supervisory personnel; and Level 3 consists of full time salaried and administrative personnel. Buyer agrees to offer prior to or on the Closing Date employment to such of those Level 1 and Level 2 U.S. Employees listed on such updated Schedule 7.5 as Buyer determines are necessary to conduct the operations of the U.S. Business from and after the Closing Date, other than
(i) any such Employees then receiving long-term disability benefits, (ii) the Covered U.S. Employees (as defined below), or (iii) any such Employees identified in writing delivered by Buyer to Seller before the Closing Date. Buyer also agrees to offer prior to or on, but no later than seven (7) days after, the Closing Date, employment to all Level 3 U.S. Employees listed on such updated Schedule 7.5 other than (i) any such employee then receiving long-term disability benefits, (ii) any such employee identified in writing delivered to Buyer by Seller before the Closing Date, and (iii) any such employee identified in writing delivered to Seller by Buyer before the Closing Date. U.S. Employees who are covered by one of the Assumed Collective Bargaining Agreements will from and after the Closing Date, as a result of Buyer's assumption thereof, automatically become employees of Buyer ("Covered Employees") under the same terms and conditions as are currently prevailing under the Assumed Collective Bargaining Agreements. All Covered Employees and all U.S. Employees who accept Buyer's offer of employment are referred to hereinafter as "U.S. Designated Employees". All U.S. Employees who decline employment with Buyer are referred to hereinafter as "Non-U.S. Designated Employees". Any offers made pursuant thereto by Buyer to U.S. Employees on or before the Closing Date may be offers conditioned by Buyer on consummation of the transactions contemplated hereby.

         7.6   U.S. Employee Benefits.

                  (a) Except with respect to U.S. Benefit Plans described in the Assumed Collective Bargaining Agreements, or as expressly provided otherwise herein, coverage of all U.S. Designated Employees, their dependents and beneficiaries under any U.S. Benefit Plan shall in all respects terminate effective as of the Closing Date and Seller shall cause the U.S. Designated Employees to cease actively participating in the U.S. Benefit Plans effective as of the Closing Date. From and after the Closing Date, Seller shall be and remain responsible for any benefits due to the U.S. Designated Employees under the U.S. Benefit Plans and Buyer shall have no responsibility whatsoever therefor. Except as expressly provided in Section 2.3.3 hereof or this Section 7.6, as of their respective dates of hire (the "Hire Date") Buyer shall provide the U.S. Designated Employees with employee benefits that are substantially equivalent to those provided to similarly situated employees of Buyer and its affiliates.

                  (b) Except as provided in this Section 7.6, Seller shall remain liable for and continue to pay all medical, dental, vision and life insurance plan expenses and benefits for each U.S. Employee (including the U.S. Designated Employees) with respect to claims incurred prior to the Closing Date in respect of such U.S. Employees or their covered dependents and all such expenses and benefits for each Non-U.S. Designated Employee with respect to claims incurred on or after the Closing Date in respect of such employees or their covered dependents. Buyer shall assume and become liable for all medical, dental, vision and life insurance plan expenses and benefits in respect of all U.S. Designated Employees or their covered dependents thereof in accordance with the terms of any applicable employee benefit plan of Buyer from and after the respective Hire Dates thereof. For purposes of this Section 7.6, a claim is deemed to be incurred when the service(s) giving rise to such claim are performed.

                  (c) Seller shall remain liable for and shall pay all short-term disability benefits payable to all U.S. Designated Employees with respect to any period commencing prior to the Closing Date. Buyer shall be liable for and shall pay all short-term disability benefits payable to all U.S. Designated Employees with respect to any period commencing on or after the respective Hire Dates thereof in accordance with the terms of any applicable employee benefit plan of Buyer.

                  (d) Seller shall remain liable for and shall pay all long-term disability benefits payable to all U.S. Employees with respect to any disability incurred, reported and acknowledged prior to the Closing Date, including any such benefits payable to any U.S. Designated Employee on short-term disability as of the Closing. Buyer shall be liable for and shall pay all long-term disability benefits payable to all U.S. Designated Employees with respect to any disability incurred on or after the respective Hire Dates in accordance with the terms of any applicable employee benefit plan of Buyer.

                  (e) Subject to the provisions of sub-paragraph (b) hereof, Seller shall be responsible for any continuation of group health plan coverage required under Section 4980B of the Code or Sections 601-608 of ERISA with respect to a "qualifying event" (as defined in Code Section 4980B of the Code) incurred by a U.S. Employee or any dependent of a U.S. Employee that qualifies as a "qualified beneficiary" (as defined in Section 4980B of the Code) on or prior to the Closing Date.

                  (f) Notwithstanding anything to the contrary in this Agreement, Buyer shall have no liability under its employee benefit plans with respect to any U.S. Designated Employee who accepts employment with Buyer on a particular Hire Date and is terminated by Buyer for any reason during the period ending on the 90th day after such Hire Date.

         7.7 Vacation. From and after the Closing Date, Buyer will provide the U.S. Designated Employees with paid vacation benefits that are substantially equivalent to those provided to similarly situated employees of Buyer and its affiliates.

         7.8 Prior Service Credit; Pre-Existing Conditions. Buyer agrees to credit the prior service of U.S. Designated Employees with Seller for all purposes under any employee benefit plans established or maintained by Buyer or its affiliates and benefiting U.S. Designated Employees, including eligibility, vesting, or benefit accrual or entitlement, to the extent such prior service would have been credited under any comparable plan provided to such U.S. Designated Employees by Seller prior to the Closing. Buyer agrees, to the extent required by law, under its employee welfare benefit plans, to waive any waiting periods and any pre-existing condition limitations or exclusions with respect to U.S. Designated Employees and their dependents and to credit covered expenses incurred by U.S. Designated Employees and their dependents during the plan year in which the Closing occurs for purposes of satisfying such plan year's deductibles, copayments or other limits under any employee welfare benefit plans maintained by Buyer or its affiliates covering U.S. Designated Employees. Seller will furnish Creditable Coverage certificates to Buyer for each U.S. Designated Employee (and each plan-covered dependent thereof).

         7.9 401(k) Plans. Unless contrary to law, Seller's 401(k) Plan shall be amended to 100% vest U.S. Designated Employees in their account balances under such 401(k) Plan and to permit U.S. Designated Employees to receive an immediate distribution of their account under such Plan within a reasonable period following the Closing Date. Unless contrary to law, Buyer's 401(k) Plan (if any) shall be amended to accept rollovers of such distributions from Seller's 401(k) Plan for electing U.S.

Designated Employees, to the extent such distributions are eligible for rollover treatment under Section 402 of the Code.

         7.10 Other Benefit Plans. With respect to any other U.S. Benefit Plans not specifically addressed in this Agreement, including but not limited to pension plans, deferred compensation plans, post-retirement plans, incentive plans, bonus plans, equity-based compensation plans, severance and fringe benefit plans, Seller shall retain all liability therefor and Buyer shall have no liability therefor.

         7.11 Workers' Compensation. Seller shall retain all liability for any workers compensation claims of U.S. Employees arising from or relating to any injury, illness or condition incurred or existing prior to the Closing Date.

         7.12 Employment Taxes. The parties agree that, to the extent permissible under applicable law (i) Buyer shall be a successor employer and utilize the alternative procedure under Revenue Procedure 96-60 with respect to the U.S. Designated Employees for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. Sections 3101-3128 and the Federal Unemployment Tax Act, as codified at 26 U.S.C. Sections 3301-3311, and (ii) to the extent that Buyer elects, it shall be treated as a successor employer under any applicable state unemployment compensation laws. Seller agrees to provide Buyer with such wage, tax, and other information as may reasonably be required for the foregoing purposes.

         7.13 Non-Competition by Seller. Seller covenants and agrees that, if the Closing is consummated, for a period of five years after the Closing Date, it will not, and will cause its subsidiaries not to, directly or indirectly own, manage, operate, join, engage, control, participate or hold any interest (as principal, proprietor, partner, shareholder, member, manager, independent contractor, owner, investor, venturer, agent, representative, advisor, trustee, consultant, lender, financier or otherwise), with or without compensation, in the industrial maintenance and cleaning business in the United States or Canada; provided, however, that nothing herein shall be construed to prevent Seller or any of its subsidiaries from owning up to 1% of the stock or equity interest in any person that engages in such competition. It is the desire and intent of the parties hereto that the provisions of this Section 7.13 shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this Section 7.13 is unenforceable, such court shall have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision.

         7.14 Non-Solicitation by Seller. Seller covenants and agrees that, if the Closing is consummated, for a period of one year after the Closing Date, it will not, and will cause its subsidiaries not to, directly or indirectly, solicit for employment or employ any employee of Buyer or Heist Canada who is engaged in the Industrial Maintenance Business and was an employee of Seller or Heist Canada engaged in such business as of the Closing Date, unless such person has been terminated by Buyer.

         7.15 Injunctive Relief. The parties acknowledge and agree that the restrictions contained in Sections 7.13 and 7.14 are reasonable and necessary to protect the immediate interests of Buyer, and any violation of these restrictions would cause substantial injury to Buyer and that Buyer would not have entered into this Agreement without receiving the additional consideration offered by Seller in binding itself to these restrictions. In the event of a breach or a threatened breach by Seller or any of its subsidiaries of these restrictions, Buyer shall be entitled to apply to any court of competent jurisdiction for an injunction restraining such breach or threatened breach (without the necessity of proving the inadequacy of money damages as a remedy), without the necessity of proving actual monetary loss and without any bond or other security being required; provided, however, that the right to apply for injunctive relief shall not be construed as prohibiting Buyer from pursuing any other available remedies for such breach or threatened breach.

         7.16 WARN Act. Buyer covenants and agrees that at each site of the U.S. Business it will offer employment to such number of the U.S. Employees so as to not create any liability for Seller with respect to, or any responsibility of Seller for notices under, the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN Act").

         7.17 SEC Filings. Seller shall prepare and, as soon as practicable after the date of this Agreement, file with the Securities and Exchange Commission (the "SEC") a proxy statement (the "Preliminary Proxy Statement") comprising preliminary proxy materials of Seller with respect to the transactions contemplated hereby (the "Transactions") and will thereafter use its best efforts to respond to any comments of the SEC with respect thereto and to cause a definitive proxy statement (including all supplements and amendments thereto, the "Proxy Statement") and proxy to be mailed to the Seller's stockholders as promptly as practicable. In connection with such filings, Buyer shall cooperate with Seller and provide to Seller information necessary relating to Buyer in order to prepare the Preliminary Proxy Statement and the Proxy Statement. The Proxy Statement shall include a recommendation of the board of directors of Seller that its stockholders approve the Transactions. Buyer acknowledges that Seller may include in the Proxy Statement the following proposals in addition to the proposal to approve the Transactions: (i) a proposal to change the name of the Company to a name not including the name "Heist" if the Transactions are approved; and (ii) a proposal to reincorporate Seller under the laws of the State of Delaware if the proposal to approve the Transactions is approved. Seller agrees to indemnify and hold harmless Buyer and each person, if any, who controls Buyer within the meaning of the Exchange Act, from and against any and all losses, claims, damages, liabilities and expenses whatsoever (including without limitation reasonable attorneys' fees and any and all expenses whatsoever incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claims or litigation, pending or threatened) arising out of, based on or in any related to the Preliminary Proxy Statement or the Proxy Statement.

         7.18  Voting Agreement. Seller acknowledges that the persons listed on
Schedule 7.18 have agreed to vote their shares of Seller in favor of this Agreement and the transactions contemplated hereby and that such persons have granted Seller or its designee an irrevocable proxy to vote such shares at the meeting of Seller's shareholders called to approve the transactions contemplated by this Agreement pursuant to a Voting Agreement substantially in the form attached as Exhibit E, which has been executed as of the date of this Agreement.

         7.19 Stockholder Meeting. Seller will take all action necessary, in accordance with applicable law and its charter and bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon adoption and approval of this Agreement and the Transactions. The stockholder vote required for the adoption and approval of the foregoing shall be the vote required by the New York Business Corporation Law and Seller's charter. The Board of Directors of Seller shall recommend approval and adoption of this Agreement, and shall not withdraw such recommendation prior to the vote on the proposal at the shareholders' meeting. Seller shall use its best efforts to solicit from its stockholders proxies in favor of the adoption and approval of the Transactions and to take all other action necessary to secure the vote of such stockholders required to effect the Transactions.

         7.20 Cancellation of Intercompany Arrangements. Prior to the Closing, and except as otherwise provided herein or as otherwise agreed by the parties hereto, all accounts, payables, receivables, contracts, commitments and agreements between Seller or Heist Canada, on the one hand, and any subsidiary of Seller, on the other hand, will be settled, canceled or otherwise terminated.

         7.21 Seller's Access to Records After Closing. Buyer agrees that all books and records delivered to Buyer by Seller pursuant to this Agreement (whether stored on electronic media or otherwise) shall be reasonably accessible to agents or representatives of Seller, in connection with a reasonable business purpose, at any time during regular business hours upon reasonable notice following the Closing and that Seller, at its expense, may make such copies thereof as it may reasonably desire. Without limiting the generality of the foregoing, Buyer shall make reasonable efforts to not destroy or give up possession of any original or final copy of any such books and records delivered to Buyer hereunder (whether stored on electronic media or otherwise) without first offering Seller the opportunity, at Seller's expense (but without any payment to Buyer), to obtain such original or final copy or a copy thereof. Buyer further agrees that it will cooperate with Seller, at Seller's expense, with respect to any litigation (or threatened litigation) related to the Industrial Maintenance Business as conducted prior to the Closing Date, by providing access to the U.S. Employees and the Canadian Employees and the U.S. Assets and the Heist Canada Assets to the extent required for cooperation on such matters.

         7.22 Supplemental Disclosure. From time to time prior to the Closing Date, Seller shall promptly supplement or amend the Disclosure Schedules to reflect any matter hereafter arising that would make any representation or warranty in this Agreement inaccurate; provided, that no amendment or supplement may be made to the Disclosure Schedules within three business days of the Closing Date. For purposes of (i) determining the fulfillment of the condition set forth in Section 8.2 as of the Closing Date and (ii) the accuracy of the representations and warranties of Seller contained in this Agreement if the transactions contemplated by this Agreement are not consummated, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent amendment or supplement thereto. For purposes of determining the accuracy of the representations and warranties of Seller contained in this Agreement if the transactions contemplated by this Agreement are consummated, the Disclosure Schedules shall be deemed to include all information contained in any supplement or amendment thereto made before the Closing Date.

                                  ARTICLE VIII
                       Conditions Precedent to Obligations

         8.1 Conditions to Each Party's Obligation to Effect the Closing. The respective obligations of the parties to effect the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

                  (a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity or other public or private third party necessary for or required hereunder for the consummation of the transactions contemplated hereby shall have been filed, shall have occurred or shall have been obtained.

                  (b) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated herein shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

                  (c) HSR Approval. Any applicable waiting period under the HSR Act shall have expired or been terminated.

                  (d) Canadian Approval and Certificates. All required notices (if any) shall have been filed and any required waiting period shall have expired under the Canadian Competition Act without an application by the Commissioner of Competition to the Competition Tribunal or the Commissioner of Competition shall have issued an advance ruling certificate or a comfort letter satisfactory to the parties hereto. All notices required under the Investment Canada Act shall have been filed and all approvals (if any) required under the Investment Canada Act shall have been issued. A clearance certificate shall have been issued under the Canadian Income Tax Act.

         8.2 Conditions to Obligations of Buyer. Each and every obligation of Buyer to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived in writing by Buyer):

                  (a) Representations and Warranties. Each of the representations and warranties set forth in Article V of this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date; provided, however, if any such representation or warranty is already qualified as to materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects.

                  (b) Performance of Agreement. Seller shall have fully performed and complied in all material respects with the covenants, conditions and other obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing Date. Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed by an executive officer of Seller to the effect set forth in Sections 8.2(a) and (b).

                  (c) No Adverse Proceeding. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer, Seller or Heist Canada for the purpose of enjoining or preventing the consummation of this Agreement, or otherwise claiming that this Agreement or the consummation thereof is illegal.

                  (d) Consents and Approvals. (i) Seller shall have received all authorizations, consents, and approvals referred to in Schedule 5.3, except as waived in writing by Buyer, or mutually agreeable arrangements shall have been made pursuant to Section 1.4, and none of such authorizations, consents, approvals or arrangements shall contain any terms, limitations, or conditions which restrict Buyer from conducting the Industrial Maintenance Business in substantially the same manner as conducted on the date hereof. (ii) Notwithstanding anything to the contrary in this Agreement, if Seller or Heist Canada is unable by the Closing Date to obtain (A) the consent required to assign to Buyer the C&K Contract or (B) consents required to assign to Buyer pursuant hereto Contracts (other than the Extended Master Services

Contract and the C&K Contract) representing fiscal 1999 revenues of $2,000,000 or less in the aggregate (the actual revenues represented by such Contracts for which consents are not obtained (the "General Contracts") being referred to herein as the "Subject Revenues"), the parties will close the transactions contemplated hereby and in the case of (i) place $300,000, and in the case of
(ii) 35% of the Subject Revenues, in escrow to be held pursuant to the terms of the Escrow Agreement.

                  (e) Opinion of Counsel. Buyer shall have received an opinion of counsel for Seller, dated as of the Closing Date, substantially in the form attached as Exhibit F.

                  (f) Closing Documents. Buyer shall have received all customary closing documents, including those documents set forth in Section 3.2(a), it may reasonably request relating to the existence of Seller and the authority of Seller for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Buyer.

                  (g) Executive Noncompetes. Each of the Chairman of the Board of Seller and the President of Seller shall have delivered to Buyer a non-competition agreement in substantially the form attached hereto as Exhibit G.

         8.3 Conditions to Obligations of Seller. Each and every obligation of Seller to be performed under this Agreement shall be subject to the satisfaction at or prior to the Closing Date of the following conditions (unless waived in writing by Seller):

                  (a) Representations and Warranties. Each of the representations and warranties of Buyer set forth in Article IV of this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made as of the Closing Date; provided, however, if any such representation or warranty is already qualified as to materiality, for purposes of determining whether this condition has been satisfied, such representation or warranty as so qualified must be true and correct in all respects.

                  (b) Performance of Agreement. Buyer shall have fully performed and complied in all material respects with the covenants, conditions and other obligations under this Agreement that are to be performed or complied with by it at or prior to the Closing Date. Buyer shall have delivered to Seller a certificate dated as of the Closing Date and signed by an executive officer of Buyer to the effect set forth in Sections 8.3(a) and (b).

                  (c) No Adverse Proceedings. There shall not be pending or threatened any claim, action, litigation or proceeding (judicial or administrative) or governmental investigation against Buyer or Seller for the purpose of enjoining or preventing the consummation of this Agreement or otherwise claiming that this Agreement or the consummation thereof is illegal.

                  (d) Stockholder Approval. The holders of at least two-thirds of the outstanding shares of common stock of Seller shall have approved the transactions contemplated by this Agreement.

                  (e) Closing Documents. Seller shall have received all customary closing documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement and the transactions contemplated hereby, all in form and substance reasonably satisfactory to Seller.

                                   ARTICLE IX
                                   Termination

         9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

                  (a)    by mutual written consent of Buyer and Seller;

                  (b) by Buyer or Seller if the Closing shall not have been consummated before May 31, 2000 (unless the failure to so consummate the Closing by such date shall be due to the action or failure to act of the party seeking to terminate this Agreement);

                  (c) by Seller if any of the representations or warranties of Buyer contained herein shall be inaccurate in any material respect and such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

                  (d) by Seller if any obligation, term or condition to be performed, kept or observed by Buyer hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement;

                  (e) by Buyer if any of the representations or warranties of Seller contained herein shall be inaccurate in any material respect and such inaccuracy cannot reasonably be expected to be cured prior to the Closing;

                  (f) by Buyer if any obligation, term or condition to be performed, kept or observed by Seller hereunder has not been performed, kept or observed in any material respect at or prior to the time specified in this Agreement; and

                  (g) by Buyer or Seller if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable.

                  Any termination pursuant to this Section 9.1 shall be effective upon giving written notice thereof to the non-terminating party.

                  Upon any termination hereunder, Buyer shall return to Seller all documents and other materials received from Seller or Broker relating to the transactions contemplated hereby, whether obtained before or after the execution of this Agreement, and all confidential information received by Buyer shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

         9.2   Effect of Termination. Except for the representations in Sections
4.6 and 5.23, the provisions of Sections 11.6 and 11.18 and the provisions of the Confidentiality Agreement, all of which shall survive any termination of this Agreement, upon the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become null and void, and no party hereto or any of its officers, directors, employees, agents, consultants, stockholders or principals shall have any rights, liabilities or obligations hereunder or with respect hereto. Notwithstanding the foregoing, nothing in this Section 9.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

                                     ARTICLE X
                                  Indemnification

         10.1  Indemnification by Seller.

                  (a) From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Seller shall defend, indemnify and save harmless Buyer from and against any and all claims, actions, suits, demands, assessments, judgments, damages, losses, interest, costs, expenses or amounts paid in settlement consistent with this Article (including, without limitation, reasonable attorneys' fees) (collectively, "Damages") actually incurred or suffered by Buyer resulting from or arising out of (a) any inaccuracy in any representation or warranty of Seller contained in Article V of this Agreement or (b) any breach or failure to perform by Seller of any covenant or other agreement of Seller contained in this Agreement or any document delivered by Seller to Buyer at the Closing. Notwithstanding the foregoing, Seller shall have no liability under Section 10.1(a) until, and then only to the extent that, the Damages otherwise compensable under Section 10.1 (a) exceed $100,000 in the aggregate.

                  (b) Seller shall defend, indemnify and save harmless Buyer from and against any and all Damages in connection with any claim, suit, action, proceeding or investigation (i) pending at or arising after the Closing Date that relates to the operation of the Industrial Maintenance Business prior to the Closing Date or any condition existing on the Closing Date (including, without limitation, the matters listed on Schedules 5.6, 5.8(a), 5.8(b), 5.9, 5.11, 5.26, and 5.31 ("Pending Matters"), (ii) that relates to the Insulation Business, the Retained Subsidiaries or any operation of Seller other than the Industrial Maintenance Business, whether before, on or after the Closing Date, and (iii) arising out of the ownership by Heist Canada of the real estate (land and building) sold by Heist Canada during 1999 and located in Sudbury, Ontario, Canada or the real estate (building only) sold by Heist Canada during 1999 and located in Sault Ste. Marie, Ontario, Canada. Seller shall not be liable for any expenses incurred by Buyer in connection with the defense of the Pending Matters, or any other matter covered by this Section 10.1(b), so long as Seller continues to take reasonable steps to defend diligently against such matters. If Seller fails to take reasonable steps to so defend, Buyer may assume the defense thereof and Seller shall be liable for all reasonable costs or expenses paid or incurred in connection therewith by Buyer. Buyer shall cooperate fully with, and provide appropriate documentation as reasonably requested by, Seller and its counsel in the compromise of, or defense against, any of the Pending Matters, or any other matter covered by this Section 10.1(b). In any event, Buyer shall have the right, at its own expense, to participate in the defense of such Pending Matters, or any other matter covered by this Section 10.1(b).

                  (c) Seller shall defend, indemnify and save harmless Buyer from and against (i) all Taxes relating to or derived from the U.S. Business and Heist Canada for all periods or portions thereof which either end on or before the Closing Date or may end after the Closing Date but are allocable to the U.S. Business and/or Heist Canada through the end of the Closing Date ("Straddle Taxes"), (ii) except as specifically provided in Section 7.3, all Taxes arising as a result of the purchase and sale of the U.S. Assets and Heist Canada Stock hereunder, and (iii) any Damages Buyer may suffer resulting from, arising out of, relating to, in the nature of or caused by any liability for Taxes of any person, Heist Canada or other company which is a member or former member of the affiliated group or corporations of which Seller and/or Heist Canada is a member under Section 1.1502-6 of the Code or any similar provisions of state, local or foreign law. For purposes of computing any Straddle Taxes allocable to and payable by the Seller hereunder, in the case of any real or personal property Tax imposed or incurred, or any other Tax which is based on the value of assets or capital at the beginning of a tax period or other date which precedes the Closing Date, such Taxes shall be allocated through the end of the Closing Date on a per diem basis, while, in the case of any other Taxes imposed or incurred, such Taxes shall be determined as if the applicable tax period ended on the Closing Date.

         10.2 Indemnification by Buyer. From and after the Closing, but subject to the conditions and limitations set forth in this Agreement, Buyer shall defend, indemnify and save Seller harmless from and against any and all Damages actually incurred or suffered by Seller resulting from or arising out of (a) any inaccuracy in any representation or warranty of Buyer contained in Article IV of this Agreement or (b) any breach or failure to perform any covenant or other agreement of Buyer contained in this Agreement or any document delivered by Buyer to Seller at the Closing including agreement to pay, perform and satisfy fully the U.S. Assumed Liabilities. Notwithstanding the foregoing, Buyer shall have no liability under Section 10.1(a) until, and then only to the extent that, the Damages otherwise compensable under Section 10.1 (a) exceed $100,000 in the aggregate.

         10.3 Survival of Representations, Warranties and Covenants. Unless otherwise set forth herein, all representations and warranties, covenants and agreements contained in or made pursuant to this Agreement or in any certificate furnished pursuant hereto shall survive (and not be affected in any respect by) the Closing and any investigation conducted by Buyer or Seller and any information which Buyer may receive, and shall remain in full force and effect as follows: (a) except as otherwise specified below, representations and warranties of Buyer and Seller shall survive for a period of eighteen (18) months after the Closing Date; (b) Seller's obligation to settle and pay all amounts owing in connection with Section 2.5(c) for CAD and NEER obligations which arose prior to the Closing Date shall remain the sole responsibility of Seller after the Closing Date until the applicable statute of limitations expires; (c) Seller's representations and warranties set forth in Sections 5.7 and 5.10 and the indemnity for Taxes under Section 10.1(c) shall survive until one hundred twenty (120) days after the expiration of the applicable statute of limitations (including extensions thereof); (d) Seller's representations and warranties set forth in Section 5.11 shall survive for a period of five (5) years after the Closing Date; (e) Seller's representations and warranties set forth in Sections 5.1, 5.2, 5.13 and 5.23 shall continue in full force and effect in perpetuity; (f) Buyer's representations and warranties set forth in Sections 4.1, 4.2 and 4.6 shall continue in full force and effect in perpetuity;
(g) the covenants and agreements of the parties hereto shall continue in full force and effect in accordance with their terms, (h) Seller's representations and warranties set forth in Sections 5.16(a)(vi) and 5.16(b)(vi) shall expire 30 days after the Closing Date, and (i) any representation or warranty or covenant that is the subject of a claim or dispute which is asserted in writing prior to the expiration of the applicable period set forth above shall survive with respect to such claim or dispute until the final resolution thereof.

         10.4 Defense of Claims. (a) Promptly after receipt by Buyer, on the one hand, or Seller, on the other hand (in any such case, the "Beneficiary"), of notice of any claim or potential claim or the commencement of any action by any person that is not a party to this Agreement (a "Third Party Claim"), which could give rise to a right to indemnification pursuant to Section 10.1 or
Section 10.2, the Beneficiary shall give the party who may become obligated to provide indemnification hereunder (the "Indemnitor") written notice describing the Third Party Claim in reasonable detail. In the case of the commencement of an action, notice shall be given to the Indemnitor not later than the later of
(i) ten (10)
days after receipt of the complaint or pleading by the Beneficiary and (ii) fifteen (15) days prior to the date on which an answer to the complaint or pleading is required to avoid a default judgment, taking into consideration any applicable extensions of such answer date. No delay on the part of the Beneficiary in notifying any Indemnitor shall relieve the Indemnitor from any obligation hereunder unless (and then solely to the extent) the Indemnitor thereby is prejudiced.

                  (b) If the Indemnitor acknowledges in writing that it would be required to indemnify the Beneficiary against a Third Party Claim which is the subject of a notice provided pursuant to subsection 10.4(a), then the Indemnitor shall assume the defense of such Third Party Claim, at the Indemnitor's own expense and by its own counsel (who shall be reasonably satisfactory to the Beneficiary). The Indemnitor shall not be liable for any expenses subsequently incurred by the Beneficiary in connection with the defense thereof so long as the Indemnitor has taken reasonable steps necessary to defend diligently such Third Party Claim. If the Indemnitor fails to take reasonable steps to defend diligently such Third Party Claim, the Beneficiary may assume its own defense, and the Indemnitor shall be liable for all reasonable costs or expenses paid or incurred in connection therewith by the Beneficiary. The Beneficiary shall cooperate fully with, and provide appropriate documentation as reasonably requested by, the Indemnitor and its counsel in the compromise of, or defense against, any such Third Party Claim. In any event, the Beneficiary shall have the right, at its own expense, to participate in the defense of such Third Party Claim.

                  (c) Without the prior written consent of the Beneficiary, the Indemnitor shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial or other obligation on the part of the Beneficiary for which the Beneficiary is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to such liability or the creation of such financial or other obligation and the Indemnitor desires to accept such offer, the Indemnitor shall give written notice to the Beneficiary to that effect. If the Beneficiary fails to consent to such offer within ten calendar days after its receipt of the Indemnitor's notice, the Beneficiary may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnitor as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Beneficiary thereafter adjusts, settles or compromises any such Third Party Claim without the prior written consent of the Indemnitor, the Beneficiary shall thereby have waived any right to indemnity therefor by the Indemnitor.

                  (d) Any claim by a Beneficiary on account of Damages that does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnitor reasonably prompt written notice thereof. The remedies available to the Beneficiary for any Direct Claim shall remain subject to the applicable terms and provisions of this Article X (including, without limitation, Section 10.3 hereof).

                  (e) A failure to give timely notice or to include any specified information in any notice as provided in Section 10.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise damaged as a result of such failure.

         10.5  Limitations on Indemnification.

                  (a) For all purposes of Article X, the amount of Damages, and the amount payable by the Indemnitor to the Beneficiary with respect thereto, shall be reduced to the extent of (i) any insurance proceeds received or to be received by the Beneficiary with respect to such Damages and (ii) any tax benefits received by or accruing to the Beneficiary, and shall be increased to the extent payment of the Damages by the Indemnitor to Beneficiary are taxable such that, after the application of all taxes, the Beneficiary receives a net amount equal to the Damages. If the Beneficiary receives any such insurance proceeds after the Indemnitor shall have made any payment to the Beneficiary with respect to such Damages, the Beneficiary shall promptly return such payment to the Indemnitor to the extent of such insurance proceeds received. A Beneficiary shall use reasonable efforts to timely file claims for insurance and receive insurance proceeds with respect to any Damages sustained by such Beneficiary.

                  (b) Upon making any payment pursuant to Section 10.1 or 10.2, the Indemnitor shall, to the extent of such payment, be subrogated to all rights of the Beneficiary against any third party in respect of the Damages to which the payment relates; provided, however, that (i) the Indemnitor shall then be in material compliance with its obligations under this Agreement in respect of such Damages and (ii) until the Beneficiary recovers full payment of its Damages, any and all claims of the Indemnitor against any such third party on account of such payment will be subrogated and subordinated in right of payment to the Beneficiary's rights against such third party. Without limiting the generality or effect of any other provision hereof, each such Beneficiary and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

                  (c) Buyer shall not be entitled to indemnification for any Losses to the extent a reserve with respect to such Losses is included in or taken into account in the determination of Final Net Working Capital.

                  (d) Notwithstanding anything to the contrary in this Agreement, the maximum amount of Damages for which either party shall be liable to the other shall be $20,000,000.

                  (e) Notwithstanding anything to the contrary in this Agreement, Damages shall not include loss of profits, consequential damages, or punitive damages.

         10.6  Seller's Environmental Indemnification for Specific Sites.



                  (a) Buyer and Seller acknowledge that environmental site studies obtained by Buyer, copies of which in draft and final form have been or will be delivered to Seller, have identified the potential presence of soil or groundwater contamination on the following properties owned by Seller or Heist
Canada:

                            (i) in Canada, the properties owned by Heist Canada
and located at 80 Birmingham Street, Hamilton, Ontario; 605 Scott Street, Sarnia, Ontario; and 137 Avenue Marcel-Baril, Rouyn-Noranda, Quebec (each a "Canadian Site" and, collectively, the "Canadian Sites"); and

                           (ii) in the United States, the properties owned by
Seller and located at 904

Courses Landing Road, Carney's Point, New Jersey; 1072 South Metcalf Street, Lima, Ohio; and 3811 Cane Run Road, Louisville, Kentucky (each a "U. S. Site" and, collectively, the "U.S. Sites").

                  (b)    Buyer and Seller have agreed and do hereby agree that
(i) subject to the limitations contained in this Section 10.6, it is the sole responsibility of Seller to remediate, rectify and clean-up the Canadian Sites and the U. S. Sites as specified herein and (ii) the responsibility of Seller with respect to the remediation, rectification and clean-up of the Canadian Sites and the U. S. Sites shall be governed exclusively by this Section 10.6. Seller agrees, as promptly as practicable after the date of this Agreement, to commence the actions set forth in this Section 10.6 and to prosecute them diligently and continuously, as may be necessary to remediate, rectify and clean-up the condition of the Canadian Sites and the U. S. Sites in the manner described in this Section 10.6.

                  (c) Promptly after the date of this Agreement, Seller shall engage at its sole cost and expense an independent environmental consulting firm (or firms) reasonably acceptable to Buyer (the "Environmental Consulting Firm") for the purpose of developing a remediation plan for the Canadian Sites and the
U. S. Sites that will result in all of such sites satisfying the standards set forth in subsections (d) and (e), respectively, of this Section 10.6. The Environmental Consulting Firm shall be provided with access to all of the environmental site studies previously or hereafter obtained by Buyer with respect to the Canadian Sites and the U. S. Sites, and shall conduct such additional inquiry as may be necessary or appropriate, in the professional judgment of such firm, in order to develop a remediation plan satisfying the requirements of this Section 10.6. The engagement of the Environmental Consulting Firm shall require such firm, during the development of the remediation plan, to (i) review the partial Phase II investigation conducted at the Canadian Sites by Bio Geo Environnment (Phase II report dated January 2000),
(ii) complete the Phase II report at the Canadian Sites and (iii) confer with Buyer and Seller as to the degree of the environmental contamination on each of the Canadian Sites and the U. S. Sites and the scope of additional investigation and appropriate remedial action. In developing the remediation plan for the Canadian Sites, the Environmental Consulting Firm shall consider, but shall not be bound by, the Ministry of the Environment's "Guideline for Use at Contaminated Sites in Ontario," February 1997, and the Ministry of the Environment's "Politique de Protection des Sols et de Rehabilitation des Terrains Contamines, " 1999 Edition. Seller and Buyer shall be bound by the remediation plan developed by the Environmental Consulting Firm that complies with the requirements of this Section 10.6.

                  (d) The Environmental Consulting Firm shall be instructed in its engagement to develop a remediation plan for each Canadian Site that will result in remediation performed to a level so as to avoid (i) non-compliance with Environmental Law, (ii) restrictions to the use or sale of the property for similar purposes by Buyer, and (iii) risk to human health and the environment. Any remediation criteria established by the Environmental Consulting Firm for the Canadian Sites will consider, but may be less restrictive than, the guidelines established by the Ministry of the Environment for the respective provinces.

                  (e) The Environmental Consulting Firm shall be instructed in its engagement to develop a remediation plan for each U. S. Site that will result in there being no Hazardous Substance present at any of the U. S. Sites in concentrations greater than (i) the regulatory action, trigger, notification or clean-up level contained in Environmental Law applicable to such site, if such a level is prescribed by Environmental Law, or (ii) background concentration levels for such site that present a reasonable risk of material harm to the environment or would subject Onyx to a risk of regulatory action, if applicable Environmental Law does not prescribe a regulatory action, trigger, notification or clean-up level.

                  (f) Upon completion of the remediation plan, the Environmental Consulting Firm shall certify to Buyer and Seller in a report delivered to each of them (the "Closure Report") either that (i) all of the Canadian Sites and the U. S. Sites satisfy the standards established in this
Section 10.6 and, in such event, further stating that, as of a date specified in the Closure Report with respect to each of the sites (such date, as it relates to each such site, being referred to herein as the "Determination Date" for such site), each of the sites satisfies the standard set forth in this Section 10.6, or (ii) not all of the Canadian Sites and the U. S. Sites satisfy the standards established in this Section 10.6, but that the Seller has expended at least $1,000,000 in attempting to remediate, rectify and clean-up the Canadian Sites and, in such event, specifying which properties have been successfully remediated to the standards required by this Agreement and providing the Determination Date for each such site, and further specifying which sites have not been successfully remediated to the standards required by this Agreement and providing to Buyer a detailed status report relating to such sites and including a recommendation regarding the efficacy of further remediation work by Buyer on such sites.

                  (g) Buyer agrees to cooperate with the Environmental Consulting Firm, Seller and their respective agents and representatives in developing the remediation plan and conducting such remediation, including making the services of Andrew Crowe available from and after the Closing Date to assist Seller hereunder at no charge to Seller, and (ii) Seller agrees to cooperate with Buyer, the Environmental Consulting Firm and their respective agents and representatives in developing the remediation plan and conducting such remediation. Seller agrees to coordinate the remediation activities undertaken pursuant to this Section 10.6 with Buyer and to use reasonable efforts to minimize the disruption to Buyer's business that such efforts may cause.

                  (h) Seller agrees to defend, indemnify and save harmless Buyer and Heist Canada from and against any and all Damages arising out of, based upon or related to (i) the failure of Buyer to receive the Closure Report as a result of the action or inaction of Seller, (ii) any actions taken or omitted to be taken by Seller in connection with the performance by Seller of its obligations contained in this Section 10.6, and (iii) any breach by Seller of its obligations contained in this Section 10.6.

                  (i) Effective as of the Determination Date with respect to each of the Canadian Sites and the U. S. Sites specified in the Closure Report, Seller's obligation to remediate, rectify and clean-up the Canadian Sites and the U. S. Sites shall terminate.

                  (j)    In complying with its obligations under this Section
10.6 with respect to the Canadian Sites, Seller shall not be required to spend more than $1,000,000 on the cost of remediation, rectification and clean up, excluding the fees of the Environmental Consulting Firm.

                  (k) At Seller's request, Buyer shall cause Heist Canada to assign to Seller on or after the Closing Date any causes of action or claims that Heist Canada may have against third parties relating to potential or actual contamination at the Canadian Sites for which Seller has an indemnification or payment obligation under this Agreement, provided that Heist Canada shall retain an interest in any recovery by Seller in any such cause of action or claim to satisfy any unpaid indemnification or payment obligation of Seller under this Agreement.

                                   ARTICLE XI
                            Miscellaneous Provisions

         11.1 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

         11.2 Entire Agreement. This Agreement and the Schedules hereto and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto with respect to the subject matters hereof, and supersede all prior agreements and understandings relative to said subject matters.

         11.3 Binding Effect; Assignment. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon Buyer and Seller, their respective representatives, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred or assigned (by operation of law or otherwise) by any party hereto without the prior written consent of the other party except that without consent of Seller, Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its wholly-owned subsidiaries and (b) designate one or more of its wholly-owned subsidiaries to perform its obligations hereunder (in any or all of which cases of assignment or designation Buyer nonetheless shall continue to remain responsible for the performance of all of its obligations hereunder). A merger or consolidation involving Buyer shall not be considered an assignment requiring consent under this Section.

         11.4 No Third-Party Beneficiaries. Nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm, corporation or legal entity, other than the parties hereto, and their respective representatives, successors and permitted assigns, any rights, remedies or other benefits under or by reason of this Agreement.

         11.5 Counterparts; Facsimile Execution. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement shall be valid and binding for all purposes.

11.6     Expenses; Filing Fees.

                  (a) Expenses. Whether or not the transactions contemplated hereby are consummated and except as otherwise provided herein, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

                  (b) Filing Fees. Seller and Buyer shall each pay one-half of any filing fees required under the HSR Act and the Canadian Acts.

         11.7 Other and Further Covenants. The parties shall, in good faith, execute such other and further instruments, assignments or documents as may be necessary for the consummation of the transactions contemplated by this Agreement, and shall assist and cooperate with each other in connection with these activities.

         11.8 Investigations. Buyer is an informed and sophisticated participant in the transactions contemplated by this Agreement and has been advised by persons experienced in the evaluation and purchase of assets such as the U.S. Assets and the Heist Canada Stock, and along with such persons has undertaken such investigations, and been provided with and evaluated such documents and information, as it and its advisors have deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges that neither Seller nor any of its advisors, nor any of their respective affiliates or representatives, has made any representation or warranty (express or implied) with respect to, and the Buyer is not relying upon, any projection, prediction or forecast delivered to it with respect to revenues, profitability, cash flow, capital expenditures, commercial potential, or prospective performance of or relating to the U.S. Business or the Canadian Business either before or after the date hereof. With respect to any projection or forecast delivered by or on behalf of Seller to Buyer, Buyer acknowledges that (a) there are uncertainties inherent in attempting to make such projections and forecasts, (b) Buyer is familiar with such uncertainties, (c) Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts furnished to it and (d) Buyer will not have a claim against Seller or any of its advisors, or any of their respective affiliates, with respect to such projections or forecasts provided same were made in good faith.

         11.9 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the laws of the State of New York, without regard to any conflict-of-laws principles, except to the extent that the same relates to title of real property or is otherwise mandatorily subject to the laws of another jurisdiction pursuant to the laws of such other jurisdiction. .

         11.10 Press Releases; Confidentiality. Except as otherwise required by law, neither Buyer nor any of its affiliates nor Seller nor any of its affiliates shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the consent of Seller or Buyer, respectively, which consent shall not be unreasonably withheld or delayed.

         11.11 Notice. All notices, requests, demands and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and served either by personal delivery (which shall include delivery by Federal Express or similar services) to the party for whom it is intended or by being deposited postage prepaid, certified or registered mail, return receipt requested (or such form of mail as may be substituted therefor by postal authorities), in the United States mail, bearing the address shown in this Agreement for, or such other address as may be designed in writing hereafter by, such party:

If to Buyer:                                    With a copy to:

Onyx Industrial Services, Inc.                  John R. Brantley, Esq.
1980 North Highway 146                          Bracewell & Patterson
LaPorte, Texas  77571                           711 Louisiana Street, Suite 2900
Attn: Randy Kruger, Chief Executive Officer     Houston, Texas  77002-2781

If to Seller:                                   With a copy to:

C.H. Heist Corp.                                William Appleton, Esq.
810 North Belcher Road                          Baker & Hostetler LLP
Clearwater, FL  33765                           312 Walnut Street, Suite 2650
Attn:Charles H. Heist                           Cincinnati, Ohio 45202-4048
Chairman and Chief Executive Officer

         11.12 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested in writing by the party to whom such information is to be made available.

         11.13 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any party hereto of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.14 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.15 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

         11.16 Schedules. The Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. Any disclosure with respect to a Section or Schedule of this Agreement shall be deemed to be disclosure for all other Sections or Schedules of this Agreement; provided, however, that Seller shall use its reasonable best efforts to disclose all facts on the appropriate Schedule or make references to other Schedules where more specific disclosure is provided. Neither the specification (directly or indirectly by reference to a defined term hereof) of any dollar amount in the representations and warranties set forth in Article V or the indemnification provisions of Article X or in any other provision of this Agreement nor the inclusion of any items in the Schedules shall be deemed to constitute an admission by Seller or otherwise imply, that any such amount or such items so included are material for the purposes of this Agreement. The inclusion of, or reference to, any item within any particular section of the Schedules does not constitute an admission by Seller that such item meets any or all of the criteria set forth in this Agreement for inclusion in such section of the Schedules.

         11.17 Bulk Transfer. The parties hereby waive compliance with the provisions of any applicable bulk sales law of any jurisdiction in connection with the transactions contemplated hereby, and no representation, warranty or covenant in this Agreement shall be deemed to have been breached as a result of such non-compliance. Nothing herein shall be deemed or construed to constitute an admission of the applicability of any bulk sales law to the transactions contemplated by this Agreement.

         11.18 Legal Fees. If any party institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing party therein shall be entitled to receive from the losing party reasonable attorneys' fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

         11.19 Definition of Knowledge. Where any statement in this Agreement made by Buyer or Seller is qualified by a reference to the "knowledge" of such party, such qualification means that the party has made reasonable due inquiry (including, where appropriate, inquiry of the directors, officers, independent accountants, attorneys or other relevant person of such party) into the subject matter of the representation or statement being made and, if applicable, into the business, affairs and operations of any applicable entity, and such party has no reason to believe that the representations and statements so qualified are untrue. No party may deny having actual knowledge by reason of such party having willfully failed to review or obtain available information.

         11.20 Acquisition Transactions.

                  (a) After the date of this Agreement and prior to the Closing Date or earlier termination of this Agreement, unless Buyer shall otherwise agree in writing, Seller shall not (and shall not cause or permit any officer, director, or employee of Seller, or any attorney, accountant, investment banker or other agent retained by Seller to), and Seller shall not permit any of its subsidiaries to, or cause or permit any of its subsidiaries to cause any officer, director or employee, or any attorney, accountant, investment banker or other agent retained by it to, initiate, solicit, negotiate, encourage, or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the Industrial Maintenance Business, whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities, or any other consideration or combination thereof (such transactions being referred to herein as "Acquisition Transactions").

                  (b) If Seller shall receive a request from any person that it provide any information as described in Section 11.20(a) or shall receive any offer of the type referred to in Section 11.20(a), it shall promptly inform Buyer of such occurrence and shall furnish to Buyer the identity of the party requesting such information or making such proposal and, if an offer has been received, a description of the material terms thereof.

                  (c) Seller represents and warrants to Buyer that it has determined that it is not in the best interests of Seller and its shareholders to proceed with any heretofore proposed Acquisition Transaction, and that it has terminated all discussions heretofore held with third parties regarding any such transaction, and that it has instructed all such third parties to return or destroy all information which is not publicly available which Seller provided to such third parties in connection with proposed Acquisition Transactions. Seller covenants that it will strictly enforce its rights pursuant to all confidentiality or similar agreements entered into with third parties with which it has heretofore held discussions regarding Acquisition Transactions and will not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

         11.21 Currency References. All references to dollars or use of the symbol "$" in this Agreement shall mean United States Dollars.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

                                               SELLER:

                                               C.H. HEIST CORP.

                                               By:
                                                  ---------------------------
                                               Name:   C. H. Heist
                                               Title:  Chief Executive Officer

                                               BUYER:

                                               ONYX INDUSTRIAL SERVICES, INC.

                                               By:
                                                  ---------------------------
                                               Name:  Randy Kruger
                                               Title: President